UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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☑	Definitive Proxy Statement
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METTLER-TOLEDO INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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Proxy Statement for the Annual Meeting of Shareholders 2024 Mettler-Toledo International Inc.

Mettler-Toledo International Inc.	1	2024 Proxy Statement

Mettler-Toledo International Inc.
Im Langacher 44 8606 Greifensee Switzerland	1900 Polaris Parkway Columbus, Ohio 43240 USA

March 19, 2024

Dear Fellow Shareholder:

You are cordially invited to attend the 2024 Annual Meeting of Shareholders of Mettler-Toledo International Inc. to be held on Thursday, May 9, 2024, at 8:00 a.m. Please see the Secretary’s notice of the meeting and the proxy statement which appear on the following pages for more details and a description of the matters to be acted upon at the meeting.

We have distributed a Notice of Internet Availability of Proxy Materials instead of delivering paper copies to shareholders who have elected to receive such notice. The notice provides information about accessing the proxy materials online and describes the voting methods available to all shareholders. Shareholders receiving the notice will also have the opportunity to request a paper copy of the proxy materials through the instructions provided. Any shareholders that do not receive the notice will receive a paper copy of all proxy materials through the mail. To change the way you receive proxy statements in the future please make a request in the appropriate space on the proxy card.

Please sign and return your proxy as soon as possible so that your vote will be counted. You may also vote over the Internet or by telephone by following the instructions on your proxy card.

Sincerely yours,

Robert F. Spoerry
Board Chair

Mettler-Toledo International Inc.	2	2024 Proxy Statement

Mettler-Toledo International Inc.	3	2024 Proxy Statement

Mettler-Toledo International Inc. Notice to Shareholders of Annual Meeting

Date & Time	Your Vote is Important!

Thursday, May 9, 2024 8AM Eastern Time	Location Fried, Frank, Harris, Shriver & Jacobson LLP, 535 Madison Avenue, New York, New York	Who Can Vote Only shareholders of record at the close of trading on March 11, 2024 are entitled to vote at the Annual Meeting.	Annual Report A copy of our 2023 Annual Report is enclosed	Date of Mailing On or about March 19, 2024

Items of Business
1.	To elect eight directors
2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm
3.	Advisory vote to approve executive compensation
4.	To transact any other business properly brought before the meeting

By order of the Board of Directors

Michelle M. Roe
General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 9, 2024:
This proxy statement and our 2023 Annual Report are available at the Internet address set out on your proxy card.

Whether or not you plan to attend this Annual Meeting, please complete the enclosed proxy card and promptly return it in the accompanying envelope. You may also vote over the Internet or by telephone by following the instructions on your proxy card.

This proxy statement is furnished in connection with the solicitation of proxies by Mettler-Toledo International Inc. on behalf of the Board of Directors for the 2024 Annual Meeting of Shareholders.

Mettler-Toledo International Inc.	4	2024 Proxy Statement

About the Meeting and Voting

Proposals to be Voted on

Shareholders will vote on the following proposals at the meeting. The board has not received proper notice of, and is not aware of, any additional business to be transacted at the meeting other than as indicated below.

Proposals
1.	The election of eight directors for one-year terms
2.	The ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm
3.	Advisory vote to approve executive compensation

We know of no other matter to be brought before the annual meeting. If other matters requiring a vote of the shareholders come before the meeting, it is the intention of the persons named in the proxy to vote the proxies with respect to those matters in accordance with their reasonable judgment.

Shareholders Entitled to Vote

Each share of common stock outstanding as of the close of business on March 11, 2024 (the “record date”) is entitled to one vote at the annual meeting on each matter properly brought before the meeting. As of the record date, 21,387,946 shares of common stock were outstanding.

A quorum needs to be present at the meeting in order to hold the meeting. A quorum is a majority of the company’s outstanding shares of common stock as of the record date. Your shares are counted as present at the meeting if you attend the meeting and vote in person, vote by Internet, vote by telephone, or properly return a proxy card by mail.

If you do not provide a proxy or vote the shares yourself, your shares will not be voted. Proxies that are signed and returned but do not contain instructions will be voted “FOR” proposals one, two, and three.

How to Vote

BY PROXY — You may vote your shares by proxy. If you vote your shares by proxy, you are legally designating another person to vote your shares in accordance with your instructions. To vote by proxy, complete, sign, and return the enclosed proxy card by mail as described on your proxy card. Alternatively, you may vote over the Internet or by telephone by following the instructions on your proxy card.

AT THE MEETING — You may vote your shares by attending the meeting and voting your shares in person. The meeting is being held at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP at the address indicated in the Notice to Shareholders.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. This will enable us to receive votes in advance of the meeting to ensure that a quorum is present for the meeting. If you vote by proxy and subsequently decide to change your vote, you may revoke your proxy at any time before the polls close at the meeting. However, you may only do this by signing another proxy with a later date, completing a written notice of revocation and returning it to the address on the proxy card before the meeting, or voting in person at the meeting.

Vote Tabulation; Voting Results

The company appoints an independent inspector of election, who also tabulates the voting results. The meeting’s voting results will be disclosed promptly following the meeting in a Form 8-K filed with the Securities and Exchange Commission.

Mettler-Toledo International Inc.	5	2024 Proxy Statement

Abstentions and Broker Non-Votes

Abstentions and “broker non-votes” will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting. However, abstentions and “broker non-votes” do not constitute a vote “for” or “against” any matter and thus will be disregarded in any calculation of votes cast, but will have the effect of a negative vote if an item requires the approval of a majority of a quorum or of a specified proportion of all issued and outstanding shares. Brokers holding shares of record for customers are generally not entitled to vote on “non-routine” matters unless they receive voting instructions from their customers. A “broker non-vote” occurs when a broker does not receive such instructions.

The only routine matter presented to the shareholders at the annual meeting is the ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm. As a result, if you do not vote your shares, your broker has the authority to vote on your behalf with respect to that proposal but not on any other matter presented to shareholders.

Mettler-Toledo International Inc.	6	2024 Proxy Statement

PROPOSAL 1
Election of Directors

The nominees for the Board of Directors are listed below. If elected, each nominee will hold office until next year’s annual meeting of shareholders and until their successors have been duly elected and qualified. All nominees are currently directors. The Board of Directors has no reason to believe any nominee would be unable or unwilling to serve if elected. In the event a nominee is unable to serve, the persons designated as proxyholders for the company will vote for the remaining nominees and for such other persons the Board of Directors may nominate.

A director is elected if a majority of the votes cast with respect to the director are voted “FOR.” However, if the number of nominees exceeds the number of directors to be elected, a director is elected by the affirmative vote of a plurality of the votes cast. Votes cast shall include votes for or against a director. An abstention shall not count as a vote cast with respect to a director. If a majority fails to reelect an incumbent director when a majority vote is required, he or she shall continue to serve until the next annual meeting and until his or her successor is duly elected; or until the Board of Directors accepts his or her resignation, which the director must tender, or removes him or her, if earlier. If the Board of Directors accepts an incumbent director’s resignation, or if a non-incumbent nominee for director is not elected, the Board of Directors, in its sole discretion, may fill any resulting vacancy, or may decrease the size of the Board of Directors, in each case pursuant to the provisions of Sections 1 and 2 of Article II of the company’s by-laws.

Qualifications of Director Nominees

The members of our Board of Directors have had diverse backgrounds and experiences during the course of their careers. These individual backgrounds and experiences better enable the board to perform its duties.

Roland Diggelmann is 56 years old and has been a director since August 2022. The board has nominated Mr. Diggelmann to serve as Board Chair beginning May 2024. He serves on the Audit and Compensation Committees and will step down from these committees in May 2024 given his planned role as Board Chair. He most recently served as the Chief Executive Officer of Smith & Nephew Plc from 2019-2022. Prior to this role, he was CEO of Roche Diagnostics from 2012 to 2018 and managing director of the Asia Pacific region from 2008 to 2012.

Earlier in his career, Mr. Diggelmann served in various senior management roles at Zimmer Holdings, Centerpulse, and Sulzer Medica. He is a Director and serves on the Nomination and Compensation Committee at Sonova Holding AG, and is a Swiss citizen.

Mr. Diggelmann brings over 10 years of executive experience serving customers in the pharma/life science industry, a key end market for our company. His experience as a CEO of multinational companies, his extensive international expertise, as well as his knowledge as a public company director will provide valuable insights.

Domitille Doat-Le Bigot is 51 years old and has been a director since February 2020. She serves on the Nominating & Corporate Governance Committee. She has a Master’s in Business Administration from the ESSEC Business School and the Melbourne Business School. She has been Chief Digital Officer at Eurazeo, since April 2021. She is currently a member of the Board of Directors at Gaztransport & Technigaz (GTT), and of the Advisory Digital Board at Carlsberg Group and until 2020 was a member of its board.

Prior to her current position, Ms. Doat-Le Bigot served as Chief Digital Officer at Danone from 2016 to 2021, and from 2014 to 2016 she served as Deputy General Manager and Head of Technology and Data in Shanghai and Paris at Fred & Farid Group, an international independent digital agency. Prior to 2014 she served in creative management and digital production and design positions at Cisco and Ubisoft Entertainment.

Ms. Doat-Le Bigot has extensive professional experience in digital, data, and cybersecurity strategies and transformation, working for a wide range of companies across four continents. We benefit from her subject matter expertise with data-driven, interactive strategies, and her broad international experience.

Elisha W. Finney is 62 years old and has been a director since November 2017. She serves as Chair of the Audit Committee. She has a Bachelor’s of Business Administration in Risk Management and Insurance from the University of Georgia, and a Master’s in Business Administration from Golden Gate University.

Ms. Finney is a Director and the Chair of the Audit Committee of NanoString Technologies, Inc., and a Director at ICU Medical, Inc. and Viatris Inc, where she is a member of the Audit Committee for both companies. She previously was a Director of Cutera, Inc. until June 2019 and iRobot Corporation until November 2021.

Mettler-Toledo International Inc.	7	2024 Proxy Statement

Ms. Finney was the Chief Financial Officer of Varian Medical Systems Inc. from 1999 until her retirement in June 2017. She joined Varian in 1988 and served in a variety of finance roles prior to her appointment as CFO.

Ms. Finney is an experienced CFO. Under her financial leadership, Varian achieved and sustained decades-long growth in revenues and profitability. She also has significant leadership and corporate governance experience from her time at Varian, and her service on other boards of directors.

Richard Francis is 55 years old and has been a director since May 2016. He serves on the Compensation Committee. He has a Bachelor of Arts in Economics from the Manchester Metropolitan University. He is Chief Executive Officer and a Director of Teva Pharmaceutical Industries Ltd., since January 2023. He is a Director of Purespring Therapeutics, a kidney focused AAV gene therapy company, since January 2023.

From February 2021 until December 2022, Mr. Francis was Chief Executive Officer of Purespring Therapeutics. From 2014 until March 2019, Mr. Francis was Division Head and Chief Executive Officer of Sandoz, the Generics Division of Novartis, and was a member of the Executive Committee of Novartis. Prior to that, Mr. Francis spent 13 years at Biogen Idec, where he held various global and country leadership positions. Immediately prior to leaving Biogen in 2014, Mr. Francis was Senior Vice President of their US commercial organization. From 1998 to 2001, he held various marketing roles at Sanofi.

Mr. Francis has in-depth knowledge of the generics, pharmaceutical, and biotechnology industry sectors, which are important market segments for the company. He also has significant leadership and international expertise and provides useful insights to our global organization.

Michael A. Kelly is 67 years old and has been a director since July 2008. He serves on the Audit and Compensation Committees. He has completed executive education at The Wharton School of the University of Pennsylvania. He is a Director of HERC Holdings Inc., where he is Chair of the Compensation Committee.

Mr. Kelly spent many years as an executive at 3M Company, serving as Executive Vice President of the Electronics and Energy Business from October 2012 to January 2016, and Executive Vice President of the Display and Graphics Business from October 2006 to October 2012. He served in various management positions in the U.S., Singapore, Korea, and Germany since he joined 3M in 1981.

In his role as the Executive Vice President of 3M’s Electronics and Energy Business, Mr. Kelly had global responsibility for all operational and strategic elements of a $6 billion business, including the Electronic Materials, Electrical Markets, Communications Markets, Renewable Energy, and Display Materials Systems Businesses of 3M. Mr. Kelly’s business also encompassed all film manufacturing for 3M. As a result of running this complex and highly technical set of global businesses, Mr. Kelly has experience in several topics relevant to the company, including strategic planning, restructuring, shifting business focus to emerging markets, and operational matters generally.

Thomas P. Salice is 64 years old and has been a director since October 1996. He serves as Chair of the Compensation and Nominating & Corporate Governance Committees. He has a Master’s in Business Administration from Harvard University. Mr. Salice is a co-founder, principal, and Managing Member of SFW Capital Partners, LLC. Mr. Salice was a Director of Waters Corporation until July 2022, and he is currently a Director of the privately-held companies Caron Products and Services Inc., Gerson Lehrman Group, Inc., Micromeritics Instrument Corporation, and Pion Inc.

Mr. Salice has been a Managing Member of SFW Capital Partners since January 2005. From June 1989 to December 2004, he served in a variety of capacities with AEA Investors, Inc., including Managing Director, President and Chief Executive Officer, and Vice-Chair.

Mr. Salice has more than 30 years of experience in the financial industry, including as an investor in the analytical tools sectors and related service businesses, which has given him extensive operational, industry, and strategic knowledge in key company business areas. Mr. Salice has in-depth experience in strategic planning, corporate finance, investor relations, mergers and acquisitions, and other areas that are relevant to the board.

Wolfgang Wienand is 52 years old and has been a director since November 2023. He has been the Chief Executive Officer of Siegfried Holding AG, a global leader in contract development and manufacturing (CDMO) for the pharmaceutical industry, since January 2019. He studied chemistry at the University of Bonn and subsequently obtained a Ph.D. in organic and bioorganic chemistry from the University of Cologne. In addition, he holds an Executive Master’s Degree in International Finance of École des hautes études commerciales HEC Paris.

Dr. Wienand joined Siegfried in 2010 as Member of the Executive Committee, initially serving as Chief Scientific Officer, then as Chief Strategy Officer, and later holding both positions in parallel before becoming CEO. Prior to Siegfried, Dr. Wienand held senior

Mettler-Toledo International Inc.	8	2024 Proxy Statement

management positions at Evonik Industries AG, a leading global specialty chemicals company. Dr. Wienand serves as a non-executive board member for SCHOTT Pharma.

Dr. Wienand brings highly relevant experience as the CEO of a successful services provider to the pharmaceutical industry, a key end market for the company. His significant experience as CEO and leading global strategy and innovation, process development, and manufacturing provide valuable perspectives to our business.

Ingrid Zhang is 51 years old and has been a director since February 2023. She is currently the President and Managing Director of Novartis China. Prior to this role, she was President of China, Innovative Medicines at Novartis, from 2022 to October 2023, President Novartis Pharmaceuticals China from 2017 to 2022, and held several other leadership positions with increasing responsibilities at Novartis since 2011. Prior to Novartis, Ms. Zhang held various senior management roles with AstraZeneca, Pfizer, and McKinsey & Company.

Ms. Zhang is a very accomplished business leader and brings extensive knowledge from her experience in the pharmaceutical industry, an important market for our company. Her expertise in developing effective strategies to navigate the dynamic Chinese market provides valuable insights.

The Board of Directors recommends that you vote FOR the election of each of the directors listed above. Proxies will be voted “FOR” each nominee unless otherwise specified in the proxy.

Mettler-Toledo International Inc.	9	2024 Proxy Statement

Board of Directors—General Information

Board Structure; Board Leadership Structure

The company’s by-laws require the Board of Directors to consist of between five and ten directors. As of the annual meeting, the number of directors will be fixed at eight, consisting of an independent, non-executive Board Chair, and seven other independent directors. Each director holds a one-year term until the next annual meeting of shareholders. The board has three committees: the Audit Committee, the Compensation Committee, and the Nominating & Corporate Governance Committee.

The primary tasks of the board include oversight of the company’s strategy and governance matters, review of the company’s financial matters, and evaluation of how the company executes against targets. Management’s tasks include setting strategy and running the company’s operations. The Board Chair functions as an important liaison between management and the board, helping ensure the board fulfills its oversight responsibilities.

Though the Board Chair is independent, the board also has established a lead director (the Lead Director) who assists the Board Chair as needed and oversees all meetings of directors at which the Board Chair is not present. Mr. Salice currently serves as the Lead Director.

Corporate Governance Highlights; Corporate Governance Guidelines

We recognize the importance of a good framework for sound, long-term oriented governance. We generally align our corporate governance with the best practice principles set out in the Commonsense Principles of Corporate Governance (Commonsense Principles 2.0). We highlight our following best practices with regard to governance:

Governance Highlights:

✓100% of the board is independent

✓Separate Non-Executive Board Chair and CEO roles

✓Lead Director to assist with board governance responsibilities

✓Board Chair does not serve on any board committees

✓Independent Audit, Compensation, and Nominating & Corporate Governance Committees

✓Regular executive sessions of board members, without management present

✓Annual board and committee self-evaluation

✓Policy limiting directorships

✓Proxy access

✓Annual director elections

✓Mandatory director retirement at age 72

✓Regular director refreshment

✓Majority voting in uncontested elections

✓No poison pill in effect

✓Stock ownership guidelines for directors

✓Multiple avenues for shareholders to communicate with the board

✓Board oversight of strong ethics program and annual publication of Corporate Responsibility Report

The board has established corporate governance guidelines that contribute to the overall operating framework of the board and the company. These guidelines cover topics including director qualifications, the director nomination process, the responsibilities of directors (including with respect to leadership development and management succession), meetings of non-management directors, and director compensation. The guidelines are available on the company’s website at www.mt.com under “About Us / Investor Relations / Corporate Governance” and are available in print to any shareholder who requests them. Shareholders may request copies free of charge from Investor Relations, Mettler-Toledo International Inc., 1900 Polaris Parkway, Columbus, OH 43240, USA, telephone +1 614 438 4794.

Mettler-Toledo International Inc.	10	2024 Proxy Statement

Responsibility of the Board of Directors in Risk Oversight Generally

The Board of Directors plays a critical role in the oversight of risks, such as those related to Environmental, Social, and Governance (“ESG”) topics and cybersecurity.

The board is involved in the oversight of the company’s risk management process, as follows. Each year, under the direction and supervision of the company’s Chief Financial Officer, the company conducts a comprehensive enterprise risk assessment, which includes details of the company’s management of enterprise-wide risk topics, also covering risks related to ESG topics and cybersecurity. The Board of Directors receives the full results of the annual enterprise risk assessment, including an evaluation of the risks presented and a detailed description of the actions taken by the company to mitigate these risks. The Audit Committee reviews the results of the enterprise risk assessment in detail with management on an annual basis and reports on its review to the Board of Directors each year.

The company operates an ethics and compliance program to reinforce performance with integrity and compliance with the company’s code of conduct and relevant laws and regulation. As part of the board’s risk oversight responsibilities, the company provides a comprehensive update to the board on an annual basis on the ethics and compliance program and presents an annual certification update to the Audit Committee on business ethics and compliance.

The company’s code of conduct governs all actions of the company’s Board of Directors, executive officers, and employees. The board did not approve any waiver of the code of conduct by an executive officer or director in 2023. A copy of the code of conduct is available at www.mt.com under “About Us / Investor Relations / Corporate Governance” and is available in print to any shareholder who requests it.

In its risk oversight role, the board also oversees the company’s management of its cybersecurity program. The company provides a comprehensive update to the board on cybersecurity (and other important information security topics) at least annually and also as part of the annual enterprise risk assessment described above. The company also provides the board additional updates on cybersecurity topics, as relevant. Additionally, all employees must complete quarterly online training on cybersecurity and other information security topics.

Domitille Doat-Le Bigot provides valuable expertise and insights related to cybersecurity in her role on the Board of Directors. In her current role as Chief Digital Officer of Eurazeo, Ms. Doat-Le Bigot has oversight of cybersecurity matters, including management of a team responsible for IT and cyber-related topics such as SOC implementations, training, audits, remediation plans, insurance, and infrastructure investment. Ms. Doat-Le Bigot also has deep knowledge with regard to ISO 27001 certifications. She has earned a professional certificate in cybersecurity from IBM, which requires annual re-certifications. Ms. Doat-Le Bigot also is a Global Information Assurance Certification (“GIAC”) Certified Incident Handler (“GCIH”), related to a variety of critical information security topics. Ms. Doat-Le Bigot’s knowledge and experience provide valuable perspectives related to the board’s oversight of cybersecurity risk management topics.

The company also operates a sustainability program, GreenMT, which is described in more detail in the following section on the Responsibility of the Board of Directors in Risk Oversight Related to ESG Topics.

The Board of Directors is knowledgeable about the content and operation of each of the above-described company programs so as to exercise reasonable oversight regarding the implementation and effectiveness of these programs.

Responsibility of the Board of Directors in Risk Oversight Related to Environmental, Social, and Governance Topics

The company operates a sustainability program, GreenMT, which seeks to keep its operations sustainable over the long-term, help customers to be sustainable in their businesses, promote global best practices within its supply chain, attract, develop and retain the best employees, and champion good governance practices. For more information about GreenMT or to access a copy of our most recent Corporate Responsibility Report, please visit www.mt.com under “About Us / Sustainability.”

The Board of Directors exercises oversight of the company’s management of ESG matters, and the board continues to stay apprised as to new and ongoing ESG developments, including on climate topics. ESG updates are a periodic agenda item throughout the year at board and committee meetings, and members of management provide periodic updates to the board and committee members at these meetings. Each board committee additionally reviews ESG topics on a frequent basis. As described in the previous section related to the role of the board in risk oversight generally, the company’s annual enterprise risk assessment addresses ESG-related risks. The board also conducts regular shareholder engagement on ESG topics. The company’s sustainability efforts are positively recognized by the industry’s most respected ratings agencies.

Mettler-Toledo International Inc.	11	2024 Proxy Statement

Given the importance of ESG topics, oversight responsibility of the company’s ESG strategy rests with the full board and is not delegated to a committee. The CEO and members of senior management have direct responsibilities related to ESG matters. The structure of board and senior management oversight of ESG topics at the company is set forth below:

Board of Directors

Audit Committee, Compensation Committee, and Nominating & Corporate Governance Committee

Chief Executive Ofﬁcer

Representative Topics See our Corporate Responsibility Report at www.mt.com/sustainability for more details.	Environmental Pillar	Social Pillar	Governance Pillar

	Efficient Use of Resources Keep our operations sustainable over the long-term	Responsible Supply Chain Promote global best practices within our supply chain	Good Corporate Governance Champion good governance practices

	Sustainable Product & Services Support our customers’ sustainability goals	Engaged Employees Attract, develop, and retain the best employees

Management Team Senior management with direct responsibilities related to ESG matters.	Head of Sustainability Heads of Divisions Head of Supply Chain & IT Heads of Market Organizations	Head of Sustainability Head of Human Resources Head of Supply Chain & IT Heads of Divisions Heads of Market Organizations	Head of Sustainability General Counsel & Corporate Secretary Chief Financial Ofﬁcer

Each of the three board committees has various responsibilities to assist the board in its ESG oversight role, as follows:

◼The Compensation Committee assists the board in reviewing and monitoring the compensation of senior management, such as the annual cash incentive program, which includes comprehensive and specific performance targets related to important ESG topics. For more information, please see the Compensation Discussion and Analysis, in the section titled Compensation Program Elements – Annual Cash Incentive.

◼The Audit Committee assists the board with oversight of the company’s performance of the enterprise risk assessment, including the company’s management and mitigation of potential risks, such as those related to ESG topics. For example, the Audit Committee oversees Internal Audit’s review of data and processes related to the company’s emission reduction targets.

◼The Nominating & Corporate Governance Committee assists the board in reviewing and evaluating policies, practices, and initiatives of the board and the company (in the board’s oversight role, for the latter), with respect to certain ESG initiatives, including diversity, equity, and inclusion objectives.

Mettler-Toledo International Inc.	12	2024 Proxy Statement

Compensation-Related Risk

Management and the Compensation Committee have evaluated the company’s compensation programs generally at different levels throughout the organization. Among other things, we considered that for executives who have the largest potential incentive compensation, a significant portion of total compensation is comprised of stock options that vest over five years and have a ten-year life, which drives emphasis on long-term performance. We also considered the applicability of the various situations described in Item 402(s) of Regulation S-K. We concluded from our evaluation that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the company.

Related Party Transactions

During 2023, the company did not engage in any related party transactions involving directors or the company’s officers, or affiliates of directors or the company’s officers. The board has established a written policy that requires disinterested members of the Audit Committee to review and approve all related party transactions between the company and directors or officers, or affiliates of directors or officers. Disinterested members of the Audit Committee will approve only those transactions that it determines in its business judgment are fair and reasonable to the company and in (or not inconsistent with) the best interests of the company and its shareholders, and that do not impact the related party’s independence.

Board Composition; Director Qualifications

Our company employs people of more than 100 nationalities, reflecting the global diversity of our business. We sell our products in more than 140 countries, and we have a direct presence in approximately 40 countries. We have representation on our board from several different countries located within the Americas, Asia, and Europe, which reflects the diversity of the communities in which we operate as a multinational corporation with a significant global presence.

Members of the Board of Directors must demonstrate integrity, dedication, reliability, knowledge of corporate affairs, a general understanding of the company’s business, and an ability to work well together, and represent a diverse array of skills, experiences, expertise, industry knowledge, perspectives, and characteristics (such as, and including but not limited to, gender, race/ethnicity, age, geographic location, and nationality). We provide additional details in the Director Qualifications section of our corporate governance guidelines available at www.mt.com under “About Us / Investor Relations / Corporate Governance.”

The Nominating & Corporate Governance Committee evaluates current and prospective directors according to a skills and experience competency matrix to ensure that the board has an appropriate mix of relevant skills and experience. The matrix includes criteria relating to categories such as executive management expertise, industry-specific know-how, strategic thinking (including M&A), international/ regional experiences, technology and product development (hardware and software), digital expertise, IT expertise, financial expertise, sales/marketing expertise, service expertise, HR expertise, gender diversity, race/ethnicity diversity, and expertise in legal, regulatory, compliance, and corporate governance.

The members of our board provide valuable insights and perspectives given their different areas of expertise, which they have gained from each of their diverse backgrounds and experiences as more fully described in the Qualifications of Director Nominees section of this Proxy Statement.

The Nominating & Corporate Governance Committee evaluates each board member against the criteria in the skills and experience competency matrix. The Nominating & Corporate Governance Committee uses this information, including when they identify potential gaps, to help inform profiles for new director searches. Among other important criteria, the Nominating & Corporate Governance Committee will commit to include in each new director search profile, candidates who reflect diverse backgrounds, including diversity of gender, race, and ethnicity.

Mettler-Toledo International Inc.	13	2024 Proxy Statement

Board Diversity

Our Board of Directors is committed to periodically reviewing its composition to ensure that a variety of skills, experience, diversity, and tenure are represented. As previously set forth herein, our Board of Directors believes each director contributes to the overall diversity of the board by providing a diverse array of skills, experiences, expertise, industry knowledge, perspectives, and characteristics (such as, and including but not limited to, gender, race/ethnicity, age, geographic location, and nationality).

Director Nominee Diversity

Gender

3
Female
37.5%
FEMALE DIRECTORS
5
Male

Independence

100%
INDEPENDENT

Racial & Ethnic

Non-White
12.5%
NON-WHITE
White

Tenure

2
Above
8 Years
(25%)
8
YEARS AVERAGE
6
At or Below
8 Years
(75%)

Committee Chairs

1
Female Chair
33.3%
FEMALE CHAIRS
2
Male Chairs

National Origin & Geographic

China
United States
France
6
NATIONAL ORIGINS REPRESENTED
United Kingdom
Switzerland
Germany

Mettler-Toledo International Inc.	14	2024 Proxy Statement

METTLER TOLEDO Board of Directors 2024 Diversity Matrix:

	Diggelmann	Doat-Le Bigot	Finney	Francis	Kelly	Salice	Wienand	Zhang	Average
Age	56	51	62	55	67	64	52	51	57
Tenure (years)*	2	4	6	8	16	26	<1	1	8
Gender
Female		•	•					•
Male	•			•	•	•	•
Race/Ethnicity
White	•	•	•	•	•	•	•
Non-White								•
Committee Member
Audit			•		•		•
Nominating		•				•		•
Compensation				•	•	•
Independent	•	•	•	•	•	•	•	•

*Tenure rounded to nearest whole number.

Independence of the Board

The board uses the following criteria in evaluating independence: (i) independence under the rules of the New York Stock Exchange; and (ii) no relationships with the company (other than as a director or shareholder) or only immaterial relationships. The independence criteria are contained in the company’s corporate governance guidelines. The board solicits information from directors as to any relationship the director or his/her immediate family member has with the company that might affect the director’s independence.

The Board of Directors has determined that the following types of relationships are categorically immaterial:

◼Commercial business relationships where METTLER TOLEDO buys from or sells to companies where directors serve as employees, or where their immediate family members serve as executive officers, and where the annual purchases or sales are less than the greater of $1 million or 2% of either company’s consolidated gross revenues.

In light of these criteria, the board has determined that all nominees for director are independent.

Executive Sessions of Directors

The board schedules regular executive sessions, typically as part of each board meeting, and company management is not present during these executive sessions. As appropriate, the Board Chair or the Lead Director leads the executive sessions.

Director Attendance at Board Meetings and the Annual Meeting

The board expects that its members will attend all meetings of the board and the annual meeting of shareholders. The Board of Directors met five times in 2023. Each director attended 100% of all board and committee meetings for which the director was a member. All directors, except Dr. Wienand, who was not yet a director, attended the 2023 annual meeting of shareholders.

Policy Limiting Director Service on Other Public Company Boards; Director Resignation

The board has adopted a policy that directors may not serve on more than four public company boards. The board also has a policy that directors will offer their resignation upon a change in professional position or in circumstances that might affect a director’s ability to serve on the board. In such circumstances, the Nominating & Corporate Governance Committee takes the lead on determining the appropriate course of action.

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Director Competencies; Self-Evaluation; Board Refreshment; Director Retirement Policy

The board has developed the skills and experience competency matrix described above to identify relevant skills and help determine to what extent directors possess needed skills. Each year, the board conducts a self-evaluation in which each individual director completes a self-evaluation with respect to the board and its committees. The Board Chair then holds an individual discussion with each director. The full board then reviews the consolidated results of the self-evaluation.

The board recognizes the importance of periodic board refreshment and maintains an appropriate balance of age, tenure, diversity, experience, and perspectives on the board. As a result, the Board of Directors has adopted a policy pursuant to which directors will not stand for re-election at the annual meeting that follows their 72nd birthday. Fifty percent of the board has been refreshed in recent years.

Director Share Ownership

The company’s equity ownership guidelines call for non-employee directors to hold company shares with a value equal to five times their cash retainer within five years of their appointment to the board. All directors currently comply with the ownership guidelines. Additional information provided in the Compensation Discussion and Analysis–Equity Ownership Guidelines, applies to director share ownership.

Contacting the Board of Directors

Interested parties, including shareholders, may contact the Board of Directors, the Board Chair or Lead Director individually, or the directors as a group via: EMAIL to LeadDirector@mt.com; or REGULAR MAIL to Mettler-Toledo International Inc., 1900 Polaris Parkway, Columbus, Ohio 43240, Attention: Lead Director.

Director Compensation

Directors (except for the retiring Board Chair, Mr. Spoerry, whose compensation is described separately below) are compensated by an annual cash retainer and committee member fees. Directors are reimbursed for traveling costs and other reasonable out-of-pocket expenses incurred in attending board and committee meetings. Directors also receive an annual stock option grant and a grant of stock. All directors are required to retain the shares received from a grant of stock for three years following the date of grant.

The following provides an overview of the elements of 2023 director compensation:

Annual cash retainer	$80,000
Annual grant of stock options—approximate value	$100,000
Annual grant of stock—approximate value	$50,000
Annual grant of stock to the Lead Director–approximate value	$50,000
Committee member fees:
◼Audit	$12,000
◼Compensation	$9,000
◼Nominating & Corporate Governance	$6,000
Committee Chair fees:
◼Audit	$25,000
◼Compensation	$20,000
◼Nominating & Corporate Governance	$10,000

As Board Chair, in 2023 Mr. Spoerry received an annual cash retainer and a grant of stock. For 2023, his annual cash retainer was $225,000 and his grant of stock, awarded in November 2023, has a grant date approximate value of $167,000. All directors are required to retain the shares received from the grant of stock for three years following the date of grant.

Mr. Spoerry’s compensation was specifically structured to appropriately and competitively recognize and reward the substantial contributions he makes to the company and its shareholders. As a former President and CEO of the company, Mr. Spoerry has long- standing experience in the global precision instrument industry and a deep knowledge of the company, including its organization, culture, products, markets, customers, and competitors. He has a strong technical background and experience with innovation-driven companies. Mr. Spoerry has broad international experience across industries and businesses relevant to the company, including by virtue of his service on several other boards of directors. This is particularly important given the fact that the company is a US public company with headquarters and substantial operations in Switzerland.

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Mr. Spoerry devotes a substantial amount of his time to his service as Board Chair. His deep understanding of the company, which was developed over more than 40 years of service, is a unique and valuable qualification that we believe provides a substantial benefit to the company and its shareholders. Mr. Spoerry’s duties and responsibilities are extensive and include, but are not limited to, the following:

◼Board and committee operations, including coordinating meeting agendas and topics with management and committee chairs; contribution to and participation on several committees; developing the board’s skills and experience competency matrix; and conducting board evaluations and new director recruitment;

◼CEO interactions, including serving as an advisor to the CEO on key strategic and operational matters; also providing guidance and support to the new CEO during his early tenure with the company; and

◼Third-party interactions, encompassing responses to shareholder inquiries and requests on corporate governance and other ESG topics as well as supporting M&A activities upon request from the CEO.

The Compensation Committee’s independent compensation consultant, Pearl Meyer & Partners, benchmarked the Board Chair’s compensation relative to comparably sized and situated companies in Switzerland and found the Board Chair’s compensation to be competitive and reasonable in relation to Mr. Spoerry’s scope of duties and responsibilities.

As previously noted in Proposal 1, the board has nominated Mr. Diggelmann to serve as Board Chair beginning May 2024, following Mr. Spoerry’s retirement from the board. Mr. Diggelmann adds valuable perspectives and insights from his many years of experience as CEO of multinational companies in the pharma/life science and medical technology industries, extensive international expertise, and non-executive director experience. Mr. Diggelmann has been a strong addition to the board, and his significant experience and strong cultural fit position him very well to serve in the role of Board Chair. Mr. Diggelmann’s compensation as Board Chair, once finalized, will be reflective of this experience.

Actual amounts paid to each director with respect to 2023 are set out in the following table.

2023 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	All Other Compensation(2)	Total
Wah-Hui Chu	$32,667	$0	$0		$32,667
Roland Diggelmann	101,000	50,203	99,833		251,036
Domitille Doat-Le Bigot	86,000	50,203	99,833		236,036
Olivier A. Filliol(3)	26,667	0	0	$11,933	38,600
Elisha W. Finney	105,000	50,203	99,833		255,036
Richard Francis	89,000	50,203	99,833		239,036
Michael A. Kelly	101,000	50,203	99,833		251,036
Thomas P. Salice	110,000	100,406	99,833		310,239
Robert F. Spoerry	225,000	167,002	0		392,002
Wolfgang Wienand	13,333	50,203	99,833		163,369
Ingrid Zhang	84,500	50,203	99,833		234,536

(1)Represents the grant date fair value of stock awards and option awards, respectively, computed in accordance with ASC 718 Compensation – Stock Compensation (“ASC 718”).

The valuation assumptions associated with such awards are discussed in Note 12 to the company’s consolidated financial statements included in the Form 10-K for the fiscal year ending December 31, 2023. Directors must retain stock awards for three years following the date of grant.

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At December 31, 2023, each director held stock options (vested and unvested) with respect to the following number of shares:

Stock Options (#)
Wah-Hui Chu	4,997
Roland Diggelmann	474
Domitille Doat-Le Bigot	1,012
Olivier A. Filliol	88,004
Elisha W. Finney	2,195
Richard Francis	3,252
Michael A. Kelly	5,582
Thomas P. Salice	5,582
Robert F. Spoerry	24,865
Wolfgang Wienand	250
Ingrid Zhang	390

(2)Tax equalization payment, the principle of which is to leave the individual in exactly the same position (i.e., no better and no worse) as if they had not become subject to U.S. Taxation on a portion of their income. See “Compensation Discussion and Analysis – Tax Equalization Agreements” for a description of how the tax equalization functions.

(3)At December 31, 2023, Mr. Filliol held 47 performance shares granted on November 5, 2020, which vested on January 8, 2024. Mr. Filliol’s unvested performance share unit awards were granted as part of the company’s executive compensation program during his service as the company’s CEO. Please see the Compensation Discussion and Analysis, below, for more details on this program.

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Board of Directors—Operation

The Board of Directors has three committees: the Audit Committee, the Compensation Committee, and the Nominating & Corporate Governance Committee. Each committee has the authority to engage advisors or consultants as it deems appropriate to carry out its responsibilities. The membership and meetings of the committees are described in the following table.

Name	Audit(1)	Compensation(2)	Nominating & Corporate Governance(3)
Wah-Hui Chu	X		X
Roland Diggelmann	X	X
Domitille Doat-Le Bigot			X
Elisha W. Finney	X
Richard Francis		X
Michael A. Kelly	X	X
Thomas P. Salice		X	X
Ingrid Zhang			X

Total meetings in 2023	4	4	4

(1)Ms. Finney and Mr. Diggelmann are considered “financial experts” as determined by the Board of Directors pursuant to the relevant SEC definition, and all Audit Committee members are independent and financially literate. The board has determined, in accordance with applicable requirements of the New York Stock Exchange, that the simultaneous service of Ms. Finney on the audit committees of four public companies, and chairing two of these audit committees, does not impair her ability to effectively serve on the Audit Committee. Mr. Chu served on the Audit Committee through his last day of service on May 4, 2023. Mr. Diggelmann will serve on the Audit Committee until May 9, 2024. The Board of Directors has appointed Dr. Wienand, who is considered a “financial expert,” to the Audit Committee, effective May 9, 2024. Our Chief Financial Officer, Board Chair, Chief Executive Officer, Head of Internal Audit, and General Counsel attend Audit Committee meetings at the request of the Audit Committee and give reports to and answer inquiries from the Audit Committee.

(2)All Compensation Committee members are independent. Mr. Diggelmann will serve on the Compensation Committee until May 9, 2024.

(3)All Nominating & Corporate Governance Committee members are independent. Mr. Chu served on the Nominating & Corporate Governance Committee through his last day of service on May 4, 2023. The Board of Directors appointed Ms. Zhang to the Nominating & Corporate Governance Committee, effective May 4, 2023.

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Committee Charters

Each committee of the Board of Directors has a written charter setting forth the responsibilities of the committee in detail. The charters are reviewed annually and updated as necessary to comply with relevant regulations. The committee charters can be found on the company’s website at www.mt.com under “About Us / Investor Relations / Corporate Governance” and are available free of charge in print to any shareholder who requests them. The primary functions of the committees are as follows:

Audit	Compensation	Nominating & Corporate Governance
◼Oversees the accounting and financial reporting process of the company	◼Discharges the responsibilities of the company’s Board of Directors relating to compensation of the company’s executives	◼Identifies, screens, and recommends qualified candidates to serve as directors of the company

◼Assists with board oversight of the integrity of the company’s consolidated financial statements, and the sufficiency of the independent registered public accounting firm’s review of the company’s consolidated financial statements

	◼Reviews and monitors compensation arrangements so that the company continues to retain, attract, and motivate quality employees	◼Develops and recommends to the board corporate governance guidelines applicable to the company
◼Assists with board oversight of the performance of the company’s internal audit function	◼Reviews an annual report on executive compensation for inclusion in the company’s proxy statement	◼Advises the board on the structure and membership of committees of the board
◼Oversees the appointment, engagement, and performance of the company’s independent registered public accounting firm	◼Reviews the Compensation Discussion and Analysis included in the company’s proxy statement

◼Reviews and evaluates polices, practices, and initiatives of the board and the company (in the board’s oversight role, for the latter), with respect to certain ESG topics, including diversity, equity, and inclusion objectives

◼Assists with board oversight of the company’s compliance with legal and regulatory requirements, and of the enterprise risk assessment, which addresses topics, among others, such as those related to ESG and cybersecurity

	◼Reviews and monitors the compensation of senior management, such as the annual cash incentive program, which includes performance targets related to ESG	◼Leads the board in its annual review of the board’s performance

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Audit Committee Report

The Audit Committee assists the board in overseeing the accounting and financial reporting processes of the company and audits of the consolidated financial statements of the company. The Audit Committee operates pursuant to a written charter, a copy of which can be found on the company’s website at www.mt.com under “About Us / Investor Relations / Corporate Governance.” In discharging its oversight role, the Audit Committee discussed the audited consolidated financial statements contained in the 2023 annual report separately with the company’s independent registered public accounting firm and the company’s management and reviewed the company’s internal controls and financial reporting.

The company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (PwC), is responsible for auditing the company’s consolidated financial statements as well as the company’s internal control over financial reporting. PwC issues an integrated audit report that includes opinions as to (1) whether the consolidated financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of the company and its subsidiaries in accordance with accounting principles generally accepted in the United States of America, and (2) whether the company maintained, in all material respects, effective internal control over financial reporting.

Audited Consolidated Financial Statements

In reviewing the company’s audited consolidated financial statements with PwC, the Audit Committee discussed the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, including Auditing Standard Section 1301, and the Securities and Exchange Commission, as amended, and other matters including, without limitation:

◼Understanding the terms of the audit, including the objectives of the audit and the related responsibilities of both PwC and management;

◼PwC’s responsibilities under PCAOB Standards and related rules, including the nature, scope, and results of their audits;

◼The written disclosures and confirming letter from PwC regarding their independence required under relevant Public Company Accounting Oversight Board rules;

◼Certain matters regarding the company’s accounting policies, practices, and critical accounting estimates;

◼The auditor’s evaluation of the quality of the company’s financial reporting;

◼Information related to significant unusual transactions, as applicable, including the business rationale for such transactions;

◼An overview of the overall audit strategy, including timing of the audit, significant risks the auditor identified, and significant changes to the planned audit strategy or identified risks;

◼Any material weaknesses or significant deficiencies in internal controls over financial reporting; and

◼The extent of any significant accounting adjustments.

In reviewing the company’s audited consolidated financial statements with the company’s management, the Audit Committee discussed several of the same topics listed above with management, including, without limitation, the process used by management in formulating accounting estimates and the reasonableness of those estimates.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the board approved, that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2023.

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Independent Registered Public Accounting Firm Fees

	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2023	$4,335,400	$123,500	$393,400	$2,000
2022	$3,753,900	$ 40,000	$176,300	$5,900

Audit Fees—Represents fees for (i) the audit of the annual consolidated financial statements and internal control over financial reporting, (ii) review of consolidated financial statements included in quarterly reports on Form 10-Q, and (iii) audit services provided in connection with statutory audits and certain regulatory filings.

Audit-Related Fees—For 2023 and 2022, represents fees for employee benefit plan audits and attestation services related to financial reporting.

Tax Fees—Represents fees for tax consultation and compliance-related services.

Other Fees—Represents fees for software licenses for technical financial accounting and reporting application.

The Audit Committee has determined that PwC’s provision of the services included in the categories “Audit-Related Fees,” “Tax Fees,” and “Other Fees” is compatible with PwC maintaining its independence. All non-audit services were approved in advance by the Audit Committee pursuant to the procedures described below.

Audit Committee Approval of Non-Audit Services

The Audit Committee approves all non-audit services PwC provides in accordance with the following framework:

◼The Audit Committee is considered to have pre-approved any project in an approved category that is less than $100,000 in estimated fees. Specific projects in excess of this amount and any potential projects not included in the pre-approval framework are presented to the Audit Committee Chair for advance approval.

◼On a quarterly basis, PwC reports all non-audit services approved during the most recent quarterly period.

◼The Audit Committee reviews all non-audit fees at least annually.

The independent registered public accounting firm ensures that all audit and non-audit services provided to the company have been approved by the Audit Committee. Each year, the company’s management and the independent registered public accounting firm confirm to the Audit Committee that every non-audit service being proposed is permissible.

Independent Registered Public Accounting Firm for 2024

The Audit Committee has appointed PwC as the company’s independent registered public accounting firm to audit and report on the company’s consolidated financial statements and internal control over financial reporting for the year ending December 31, 2024 and to perform such other services as may be required of them.

Respectfully submitted by the members of the Audit Committee:

Elisha W. Finney, Chair Roland Diggelmann Michael A. Kelly

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PROPOSAL 2
Ratification of Independent Registered Public Accounting Firm

You are being asked to ratify the appointment of PricewaterhouseCoopers LLP (PwC) as the company’s independent registered public accounting firm. The Audit Committee has appointed PwC, independent public accountants, to audit and report on the company’s consolidated financial statements for the fiscal year ending December 31, 2024 and to perform such other services as may be required of them. PwC’s appointment is ratified if a majority of votes cast, excluding abstentions, with respect to this proposal are voted “FOR.”

Auditor Attendance at Annual Meeting

A representative of PwC is expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

Limitation on Amount of Audit Fees

We have no existing direct or indirect understandings or agreements with PwC that place a limit on current or future years’ audit fees. Please see the Audit Committee Report above for further details concerning PwC’s fees.

The Board of Directors recommends that you vote FOR ratification of the appointment of PwC as independent registered public accounting firm. Proxies will be voted “FOR”
ratification of the appointment of PwC unless otherwise specified in the proxy.

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Nominating & Corporate Governance Committee Report

The Nominating & Corporate Governance Committee assists the board in identifying and recommending individuals to be nominated for election to the Board of Directors by shareholders. The committee is responsible for advising the board on the structure and membership of committees of the board as well as developing corporate governance guidelines applicable to the operation of the company. The Nominating & Corporate Governance Committee operates pursuant to a written charter, a copy of which can be found on the company’s website at www.mt.com under “About Us / Investor Relations / Corporate Governance.” We describe below the committee’s process to nominate directors to the board, the committee’s adoption of additional corporate governance best practices, and the committee’s engagement in other activities in 2023 related to corporate governance.

Director Nomination Process

The Board of Directors should be composed of successful individuals who demonstrate integrity, dedication, reliability, knowledge of corporate affairs, a general understanding of the company’s business, and an ability to work well together, and represent a diverse array of skills, experiences, expertise, industry knowledge, perspectives, and characteristics (such as, and including but not limited to, gender, race/ethnicity, age, geographic location, and nationality). Longer-term board succession will also be considered, taking into account the demographics of respective board members. The Nominating & Corporate Governance Committee evaluates current and prospective directors according to a skills and experience competency matrix (described under Board of Directors – General Information – Board Composition; Director Qualifications) to ensure that the Board has an appropriate mix of relevant skills and experience.

1.When there is an actual or anticipated board vacancy, the Nominating & Corporate Governance Committee will, together with the Board Chair and the Chief Executive Officer, determine the specific qualifications, competencies, and skills that are desired for potential candidates to fill that vacancy.

2.Candidates’ names may be suggested by any of the Nominating & Corporate Governance Committee or other board members, or by third parties engaged for that purpose by the Committee, or by shareholders pursuant to applicable rules and regulations.

3.The Nominating & Corporate Governance Committee will receive all candidates’ names. The Nominating & Corporate Governance Committee will assess candidates who meet the specific qualifications, competencies, and skills relevant to the specific vacancy, as well as the candidate’s impact on the overall diversity of the board, and these candidates will be required to provide information regarding their background, experience, independence, and other information.

4.As a general rule, members of the Nominating & Corporate Governance Committee, the Board Chair, the Chief Executive Officer, and in appropriate cases other board members, will interview candidates who are under active consideration.

5.Following these interviews, the Nominating & Corporate Governance Committee will consider each candidate.

6.The Nominating & Corporate Governance Committee will ensure that each candidate meets the specific qualifications, qualities, and skills that are desired for candidates to fill the relevant vacancy. The Committee will also ensure that all candidates otherwise satisfy the list of director qualifications set out in the Company’s corporate governance guidelines.

7.The Nominating & Corporate Governance Committee will then propose a candidate to the full board for consideration as a new director. The full board will then, as applicable, vote to appoint the candidate as a director or nominate the candidate to stand for election as a director.

Summary of 2023 Activities

During 2023, the Nominating & Corporate Governance Committee regularly reviewed best practice corporate governance topics and continued to monitor regulatory rulemaking related to the governance area. The Committee conducted and completed a new director search in 2023 related to director refreshment, and the board announced the appointment of Dr. Wolfgang Wienand to the Board of Directors, effective November 2023. The Committee also oversaw ongoing board succession planning for the Board Chair role, announcing the retirement of Mr. Spoerry and the nomination of Mr. Diggelmann as Board Chair, effective as of the May 2024 Annual Meeting of Shareholders. With regard to the current director nominees, the Nominating & Corporate Governance Committee has recommended to the board that eight current directors be nominated for election at the Annual Meeting of Shareholders.

Respectfully submitted by the members of the Nominating & Corporate Governance Committee:
Thomas P. Salice, Chair Domitille Doat-Le Bigot Ingrid Zhang

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Compensation Discussion and Analysis

EXECUTIVE SUMMARY

This Compensation Discussion and Analysis describes our executive compensation program, focusing on the compensation of our named executive officers.

Our 2023 Named Executive Officers

Name	Title
Patrick Kaltenbach	President and Chief Executive Officer
Shawn P. Vadala	Chief Financial Officer
Marc de La Guéronnière	Head of European and North American Market Organizations
Gerhard Keller	Head of Process Analytics
Richard Wong	Head of Asia and Pacific

Primary Elements of our Executive Compensation Program

Long-Term Incentives
Pay Element	Base Salary	Cash Incentive	Stock Options	Performance Share Units
Type	Cash	Cash	Equity	Equity
Performance Period	N/A	1 year	5-year vesting pro rata; cliff vesting for performance options	3-year performance period, cliff vesting
Performance Measures	N/A	EPS, net cash flow, sales, individual targets, including quantitative ESG targets	Stock price appreciation; sales growth for performance options	Relative total shareholder return (rTSR)

Objectives of our Executive Compensation Programs

◼Ensure compensation reflects performance. The company links pay to performance in part by setting challenging, objectively measurable targets, and paying cash incentives designed to reward achievement of those targets. At the same time, when performance is only at or below target, compensation tends to be below market.

◼Focus executives on achieving financial and operating objectives that provide long-term shareholder value creation. The company does this in part by linking long-term compensation to the company’s long-term performance. The annual cash incentive is also tied to relevant metrics, including growth in earnings per share.

◼Align executives’ interests with those of the company’s shareholders. The company does this with its long-term incentives, including various performance-based equity grants, and by enforcing the equity ownership guidelines described below.

◼Attract and retain the best talent. Total compensation must be competitive in the global personnel market in which we operate.

Our Executive Compensation Program Follows Best Practices

◼We consult independent compensation consultants to ensure our executive compensation is in line with industry and market standards.

◼We deploy a mix of short- and long-term incentives to ensure compensation aligns with performance and motivates long-term shareholder value creation.

◼Our long-term incentives include various performance-based equity incentives.

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◼Our short-term incentives include ESG targets.

◼We have an executive compensation clawback policy to ensure that amounts are not erroneously awarded.

◼We maintain executive share ownership guidelines that align executives’ interests with shareholders’.

◼We have a policy related to the hedging and pledging of company securities by the board and the company’s executives officers.

◼We responsibly manage the use of equity compensation.

Results of 2023 Say-on-Pay Vote

In establishing executive compensation policies the Compensation Committee considers, among other things, the results of the Advisory Vote to Approve Executive Compensation from the prior year’s Annual Meeting of Shareholders. The result of last year’s advisory vote was very positive with 87% of votes cast in favor of the company’s compensation of its named executive officers.

Our Executive Compensation is Aligned with Performance

In the 20-year period ending December 31, 2023, the company’s total return to shareholders has been 2,774%, compared with 536% for the S&P 500. Based on the quality of leadership of the management team, and the overall performance of the company, the committee believes management’s compensation is appropriate.

Key Components of 2023 Executive Compensation

◼Salaries – Base salaries for our named executive officers were reviewed in light of salary market data, local market conditions, and individual performance. Base salaries for our named executive officers were moderately increased as a result of this assessment. Full details on the amounts the named executive officers received are provided in the Summary Compensation Table below.

◼Annual Cash Incentives – The average target achievement for our named executive officers in 2023 was 94%, resulting in incentive payments of between 10% and 32% of base salary.

◼Long-Term Incentives – The total value of equity granted to Mr. Kaltenbach increased 63% compared to 2022, due to a one-time grant he received in November 2023, in addition to his regular equity grant. Following consultation with its independent compensation consultant, Pearl Meyer & Partners (PM&P), the Compensation Committee decided to make a one-time equity grant to the CEO comprised of forty percent restricted stock units and sixty percent performance options. This one-time equity grant included performance options with a grant date fair value of $1,499,883 and restricted stock units with a grant date fair value of $999,961. The Compensation Committee believes that this one-time equity grant to the CEO, which is discussed more fully in the Compensation Program Elements – Long-Term Incentives section below and which includes rigorous, pre-set performance conditions, incentivizes long-term growth and is well aligned with shareholder interests. The total value of equity granted to the other named executive officers increased by between 1% and 4%.

DISCUSSION & ANALYSIS

Role of the Compensation Committee

The Compensation Committee oversees our executive compensation program and evaluates and sets the compensation of the directors. In carrying out its duties, the Compensation Committee receives information and recommendations from the Board Chair, the Head of Human Resources, and the Chief Executive Officer. No executive officer plays a role in making compensation decisions with respect to his or her own compensation.

Role of Independent Compensation Consultant

Pursuant to its charter, the Compensation Committee has the sole authority to retain, terminate, obtain advice from, and compensate its outside advisors, including its compensation consultants. The company has provided appropriate funding to the Compensation Committee to do so. In 2023, the Compensation Committee retained independent compensation consultant PM&P as its independent compensation consultant.

PM&P reports directly to the Compensation Committee, and the Compensation Committee may replace PM&P or hire additional consultants at any time. PM&P attends meetings of the Compensation Committee, as requested, and communicates with the Chair of the Compensation Committee between meetings; however, the Compensation Committee makes all decisions regarding the compensation of the company’s executive officers.

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PM&P provides various executive compensation services to the Compensation Committee at its request with respect to the company’s executive officers and other key employees, as well as the Board of Directors and Board Chair. The services PM&P provides include advising the Compensation Committee on the principal aspects of the executive compensation program and evolving best practices, and providing market information and analysis regarding the competitiveness of the company’s program design and awards in relation to the company’s performance.

Role of our Compensation Peer Group

In evaluating the competitiveness of the company’s executive compensation, the Compensation Committee periodically conducts both broad-based surveys of executive compensation and surveys of the compensation of executives in the instruments and electronics industries. In 2021, the Compensation Committee utilized the services of PM&P and Willis Towers Watson (“WTW”) to provide US and certain non-US compensation data, respectively, using confidential surveys relating to CEO and senior executive compensation at technology companies in comparable industries, including scientific instruments firms, and firms of similar size to the company. In 2021, PM&P also provided data on peer company compensation at the following peer companies:

Agilent Technologies	AMETEK
Bio-Rad Laboratories	Bruker Corp.
Fortive Corp.	Hologic
IDEX Corp.	Intuitive Surgical
Nordson Corporation	Revvity (formerly Perkin Elmer)
ResMed	Rockwell Automation
Roper Technologies	Teleflex
Waters Corp.	Xylem

The Compensation Committee also reviewed data provided by WTW related to CEO and other executive compensation data from certain Swiss and other non-US industrial public companies of a similar size and international organizational structure as the company.

Independence of Compensation Consultants

The Compensation Committee reviews the services provided by its outside consultants on an annual basis and believes that PM&P is independent in providing executive compensation consulting services. The Compensation Committee has conducted a specific review of its relationship with PM&P, and has determined that the work of PM&P for the Committee in 2023 did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act, or applicable rules and regulations of the SEC and the NYSE. In making this determination, the Compensation Committee noted that during 2023:

◼PM&P did not provide any services to the company or its management related to executive compensation other than service to the Compensation Committee, and its services were limited to executive compensation consulting. Specifically, PM&P did not provide, directly or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resource outsourcing;

◼Fees from the company were less than 1% of the total revenue of PM&P during the year of 2023;

◼PM&P maintains a Conflicts Policy, which has been provided to the Compensation Committee, with specific policies and procedures designed to ensure independence;

◼With regard to whether any of the individuals on the PM&P team assigned to the company has any business or personal relationship with members of the Compensation Committee outside of the engagement, the Compensation Committee has reviewed the following information with PM&P, which the company and PM&P believe does not impact the independence of PM&P:

−Mr. Van Putten, the lead consultant from PM&P providing services to the company’s Compensation Committee, assists SFW Capital Partners, where Mr. Salice is Managing Member, with respect to compensation matters at one of SFW Capital Partners’ portfolio companies.

◼None of the PM&P consultants working on the company engagement, or at PM&P, had any business or personal relationship with executive officers of the company; and

◼None of the PM&P consultants working on the company engagement directly own company stock.

The Compensation Committee monitors the independence of compensation consultants on an annual basis.

Mettler-Toledo International Inc.	27	2024 Proxy Statement

Compensation Program Elements

The company’s compensation program consists of three main elements: base salary, an annual cash incentive, and long-term incentive compensation. The majority of executive compensation is performance-based and is paid in the form of the annual cash incentive and long-term incentive compensation. Our goal is to ensure that the three main elements of compensation are carefully considered and fair, and that executives are motivated to further the interests of shareholders, both short-term and long-term.

Each year the Compensation Committee separately reviews each of the three elements, as well as total compensation. The Committee takes into account the company’s growth and performance, individual executive performance, and developments in the markets in which we compete for talent.

Base Salary

The company’s goal is to pay base salaries that are approximately at or somewhat below the median. Based on market data, we believe base salaries for our executive officers are generally slightly lower than those at peer companies. Although a competitive base salary is necessary and appropriate to attract and retain high quality talent, we believe the majority of executive compensation should be paid in ways that link pay with performance. We accomplish this through the annual cash incentive and long-term incentives.

The Compensation Committee considered its review of the salary market data referred to above, local market conditions, and individual performance in setting base salaries for 2023. The Compensation Committee increased the base salary for Mr. Kaltenbach by 5.9%, Mr. de La Guéronnière by 3.7%, Mr. Keller by 2.6%, and Messrs. Vadala and Wong each by 3.2%, effective January 1, 2023 in the case of Mr. Kaltenbach and effective April 1, 2023 in all other cases.

Annual Cash Incentive

We link pay with performance through our cash incentive plan, called POBS Plus. The purpose of the incentive plan is to provide an incentive to key employees of the company to reward them for driving the success of the company as measured based on objective financial criteria. The incentive plan is administered by the Compensation Committee. At the end of each year, the Compensation Committee establishes the performance targets on which each participant’s incentive is based for the coming year. Group and/or Operating Unit targets, which in 2024 account for 75 – 80 percent of the incentive for each participant, relate closely to our annual plan and budget and are approved by the full Board of Directors each year. These targets are set taking into account the economic environment, the health of the company’s end-user markets, and the challenges and opportunities of the company’s various businesses. See “2023 Threshold, Target, Maximum, and Actual Performance” below.

In 2024, the remaining 20 – 25 percent of the incentive for each participant is based on individual (personal) objective performance targets and environmental, social, and governance (“ESG”) targets. The individual (personal) objective performance targets account for between 12 and 17 percent of the incentive for each participant and relate to the company’s annual business objectives. The ESG targets account for 8 percent of the incentive for each participant. The ESG targets are comprehensive and specific quantitative and qualitative targets related to important ESG topics, as follows:

◼Targets for key environmental areas related to greenhouse gas emissions (continued progress towards Science Based Targets for Scope 1, 2, and 3), waste reduction and recycling (continued progress towards achieving 2025 operational waste to landfill reduction target), and sustainable products and services (continued progress towards globally purchased packaging materials from recycled or sustainable sources and packaging being easily recyclable/compostable).

◼Targets for key social areas related to responsible supply chain (continued progress to implement responsible sourcing guidelines, including supplier audits) and employee topics (such as continued progress related to employee voluntary turnover, workforce diversity, and employee safety). The company’s workforce diversity objectives relate to having a broad, diverse set of candidates for job openings and promotion opportunities, selecting candidates most likely to help the company achieve all its goals including, but not limited to, diversity, equity, and inclusion considerations. The company’s workforce diversity objectives also include increased attendance of women in management trainings, execution of mentoring by senior executives, and ensuring all interviews for new management positions include diverse candidates, including females.

◼Targets for key governance matters related to corporate governance and public company ESG reporting best practices.

The Compensation Committee directly evaluates the Chief Executive Officer’s performance on his individual targets and reviews the CEO’s recommendation on the individual target performance of the other executive officers. The Compensation Committee reviews the audited results of the company’s performance against each participant’s performance targets and determines the incentive payment, if any, earned by each participant.

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Cash Incentive Payment as % of Base Salary
	Achievement vs. Target Levels
Name	<90%	100% (Target)	130% (Maximum)
Patrick Kaltenbach	—	50%	169.4%
Shawn P. Vadala	—	45%	157.5%
Other Named Executive Officers	—	45%	160.5%

The plan provides that targets for 100% achievement should be challenging and ambitious, but also realistic and attainable such that it is possible to achieve and exceed them. The impact of over- or under-achieving targets on the annual incentive can be significant. The company and Board of Directors therefore approach the target setting process with care and consideration. We believe targets are set consistently with the philosophy of the POBS Plus plan that they be challenging and ambitious. In the last five years the average target achievement for named executive officers was 108%.

2023 Threshold, Target, Maximum, and Actual Performance
2023 Performance Targets	Threshold	Target	Maximum	Actual
Adjusted Non-GAAP Earnings Per Share(1)	$42.99	$44.34	$48.39	$38.26
Net Cash Flow(2)	$1,069.3million	$1,127.1million	$1,300.5million	$1,074.0million
Group Sales (at budgeted currency rates)	$4,060.7million	$4,144.4million	$4,395.5million	$3,834.4million

(1)Excludes purchased intangible amortization (net of tax) of $20.5 million and restructuring charges (net of tax) of $26.5 million. Adjusted EPS also was increased to restate our actual tax rate to our budgeted tax rate before non-recurring items.

(2)Represents cash flow from operations before tax payments and voluntary pension payments less capital expenditures, restructuring payments, and excess tax benefits from share-based payment arrangements.

The 2023 weighted performance relative to targets resulted in the following incentive payments as a percent of base salary under the POBS Plus plan for 2023 for each named executive officer:

Mr. Kaltenbach	16%
Mr. Vadala	21%
Mr. de La Guéronnière	32%
Mr. Keller	10%
Mr. Wong	15%

Long-Term Incentives

Another method we have historically used to link pay with performance is awarding stock options, which we believe aligns management’s long-term interests with those of the company’s shareholders. Named executive officers’ stock options generally vest over five years, 20% per year, starting on the first anniversary of the date of grant. All options (including the performance options described below) have a term of ten years before expiration. We expect that future stock option grants typically will have vesting schedules of five years and terms of ten years.

Named executive officers also generally receive target awards of performance share units, under which the individual will earn shares of common stock in the future if certain performance conditions (including market criteria) are met. The company’s performance share units are based on relative total shareholder return (rTSR) over a three-year period, specifically, the company’s relative performance against each of the companies that make up the S&P 500 Healthcare Index and the S&P 500 Industrials Index. The units have three- year cliff vesting. The company must achieve at least a 30th percentile performance for the performance share units to start vesting. The units will vest at 100% if the company achieves a 60th percentile performance, and the units will vest at 200% if the company’s relative performance is at the 75th percentile or better.

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The vesting schedule is shown in this table (linear interpolation is applied between the points shown):

	rTSR Percentile Rank	Shares Earned as % of Target
Threshold	≤ 30%	0%
	45%	50%
Target	60%	100%
	67.5%	150%
Maximum	≥ 75%	200%

The vesting percentage of the performance share units is capped at 100% of target when the company’s absolute TSR is negative.

In determining the amount of each named executive officer’s equity grants the Compensation Committee evaluates the relative importance of the individual’s job, the contribution and performance of the individual, their years of service, and their total compensation, as well as competitive information about equity as described above relative to each individual. In 2021, Mr. Kaltenbach additionally received restricted stock units and a stock option grant upon joining the company on January 25, 2021. These one-time grants were intended to provide him with partial replacement compensation related to his prior employment. In 2021, Mr. Kaltenbach also received performance share units and a stock option grant upon assuming the CEO role on April 1, 2021, which grants were pro rata for the 2021 fiscal year upon him becoming CEO. With respect to the named executive officers in 2023, the factors discussed above led to equity grants with the grant date fair values described in the table “Grant of Plan-Based Awards.”

On November 9, 2023, following consultation with its independent compensation consultant, PM&P, the Compensation Committee decided to make a one-time equity grant to the CEO in addition to the regular grant, comprised of forty percent restricted stock units and sixty percent performance options. The Compensation Committee determined that this one-time equity grant, which includes rigorous, pre-set performance conditions, incentivizes long-term growth and is well aligned with shareholder interests. The restricted stock units vest annually in three equal installments beginning on the first anniversary of the date of grant. The performance options have a four-year performance period with cliff vesting. The final number of options received at vesting will be determined by the compound annual organic growth rate measured in local (constant) currency of the company’s sales over the performance period commencing January 1, 2024 and ending December 31, 2027. The vesting schedule is shown in this table (linear interpolation is applied between the points shown):

	CAGR	Shares Earned as % of Target
Threshold	<3%	0%
	3%	50%
Target	4%	100%
Maximum	≥ 5%	150%

The Compensation Committee believes that past performance is just one factor to take into account in determining the size of future awards.

Equity Grant Practices and Policy

The Compensation Committee approves all equity grants. Equity grants are typically made once each year when the overall annual compensation review takes place (typically in late October or early November each year). The Compensation Committee and Board meeting dates are set several years in advance, and the grants are made on the meeting date. In the past, the Committee has also made initial grants to individual executive officers at the time they started serving as executive officers. All options have an exercise price equal to the closing price of the company’s shares on the New York Stock Exchange on the date of grant.

Mettler-Toledo International Inc.	30	2024 Proxy Statement

Equity Ownership Guidelines

The Compensation Committee feels it is important for senior executives to have a significant portion of their ongoing compensation tied to the interests of shareholders. The Compensation Committee has implemented equity ownership guidelines for executive officers that call for the individuals to accumulate equity ownership as follows:

Category	Value of Equity Ownership Required
CEO	$5,500,000 (as of fifth anniversary of start date)
CFO	3x base salary
Other executive officers	2x base salary

The following types of equity count towards the ownership requirement: shares held directly, vested restricted stock units (if any), and the in-the-money value of vested stock options. Individuals have five years from the date of appointment as an officer to meet the ownership requirement, which five-year period in the case of Mr. Kaltenbach requires ownership equal to $750,000, $1,500,000, $2,500,000, $4,000,000, and $5,500,000 on the first, second, third, fourth, and fifth anniversaries of his start date, respectively. If an individual does not meet the requirement within the relevant time periods, the Compensation Committee has the discretion not to make further equity grants to that person. If an individual has met their requirement but subsequently falls below due to a drop in share price, they will have 24 months to rebuild their ownership, subject to Compensation Committee discretion. All officers satisfy the equity ownership guidelines.

Clawback Policy

The board believes it is good corporate governance and in the interests of shareholders to have a recoupment or “clawback” policy concerning incentive-based compensation, specifically with regard to any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a “financial reporting measure” (as such term is defined by the applicable rules or standards of the New York Stock Exchange). As a matter of basic fairness, the board wishes to correct for errors in the event of certain accounting restatements affecting incentive-based compensation to ensure that amounts are not erroneously awarded.

The board has adopted a clawback policy that complies with the requirements of Section 303A.14 of the New York Stock Exchange Listed Company Manual. The clawback policy applies to all executive officers and certain other individuals. In the event the company is required to prepare an accounting restatement of its financial statements due to the material noncompliance of the company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the board shall require reimbursement or forfeiture of any excess incentive-based compensation received by any applicable employee during the three (3) completed fiscal years immediately preceding the date on which the company is required to prepare an accounting restatement. The full clawback policy is included as Exhibit 10.57 to the company’s Form 10-K for the fiscal year ending December 31, 2023. At no time during or after the last completed fiscal year, which ended December 31, 2023, was the company required to prepare an accounting restatement or required to recover erroneously awarded compensation pursuant to the company’s clawback policy. There are no outstanding balances as of December 31, 2023, of erroneously awarded compensation to be recovered from the application of the company’s clawback policy to a prior restatement.

Company Equity Hedging and Pledging Policy

The board and the company’s executive officers, and their designees, are prohibited from any transaction hedging the ownership of company securities, including trading in publicly-traded options, puts, calls, or other derivative instruments that are directly related to company securities, and are also generally restricted from transactions pledging ownership of company securities. This policy does not apply to employees who are not executive officers.

Share Purchase Plan

Under the Share Purchase Plan, executive officers may purchase company shares using all or a portion of their cash incentive payable under the POBS Plus plan, subject to approval of the Compensation Committee. The issue price for shares under the plan will be equal to the New York Stock Exchange closing price on the date of issuance, which occurs on or shortly before March 15 of each year. All shares issued pursuant to the plan are restricted for a period of five years from the date of issuance, during which time they may not be sold, assigned, transferred, or otherwise disposed of, nor may they be pledged or otherwise hypothecated, except in the case of death or disability.

Mr. Kaltenbach purchased shares with a value of $159,653 from his cash incentive paid on March 15, 2022.

Mettler-Toledo International Inc.	31	2024 Proxy Statement

Tax Equalization Agreements

The company is a party to tax equalization agreements with Messrs. Kaltenbach and Keller, who are non-U.S. citizens and non-U.S. residents who pay income tax on their earnings in Switzerland. The individuals do not receive any cash benefit from the agreements, the principle of which is to leave the employee in exactly the same position (i.e., no better and no worse off) as if they had not become subject to U.S. Taxation on a portion of their income. Under the tax equalization agreements, the company has agreed to pay taxes borne by these executives in respect of incremental taxation being due in the United States by virtue of their work for the company there. Because the individuals are left no better and no worse off than had they not become subject to U.S. Taxation, the Compensation Committee does not believe it is appropriate to take into account the U.S. Taxes paid by the company under the tax equalization agreements when determining the employees’ compensation each year. In cases where the individual’s Swiss taxes are lower as a result of the company having paid these U.S. Tax amounts, the individual must make a payment to the company under the tax equalization agreement.

Employment Agreements

The company is a party to employment agreements with each of the named executive officers. These agreements provide for a base salary subject to adjustment and participation in our cash incentive plan and other employee benefit plans. Each agreement prohibits the executive from competing with the company for a period of 6-12 months after termination of employment. The agreements have no fixed term. They have an effective term of 6-12 months because they may be terminated without cause by either party and during the notice period the executive is entitled to full compensation under the agreement, including payment of base salary, target cash incentive, and continuation of benefits.

The equity compensation arrangements are separately described in the sections below entitled “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End.” The operation of the employment agreements in the context of a termination or a change in control is separately described below under “Payments Upon Termination or Change in Control.”

CEO Pay Ratio

This information is provided in accordance with the requirements of Item 402(u) of Regulation S-K and the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010.

For this disclosure we identified our median employee as of December 31, 2023, looking at compensation between January 1, 2023 and December 31, 2023. The total employee population considered was approximately 17,300 people; we did not exclude any employees. We used year-end local payroll records to identify the median employee. We did not apply any material assumptions, adjustments, or estimates, did not apply cost of living adjustments, and did not use statistical sampling.

Mr. Kaltenbach’s annual total compensation for 2023, including the one-time equity grant described in the Compensation Program Elements – Long-Term Incentives section above, was $8,417,336, as disclosed in the Summary Compensation Table below. Our median employee’s annual total compensation, calculated consistent with Summary Compensation Table rules, for 2023 was $46,144. Accordingly, the ratio of our CEO’s pay to our median employee is 182:1.

The pay ratio is influenced by the mix of geographies where the company has operations, and the nature of the work employees perform in the different countries. Approximately 40% of the company’s total workforce is located in low cost countries, including in China, India, Mexico, South East Asia, and Eastern Europe. Many of these employees are involved in assembly and manufacturing tasks, particularly in China and Mexico.

Almost all of our employees in North America and China are employed full-time. This is in line with industry practice in these regions. In Europe, we have a number of countries with a larger population of part-time employees (up to approximately 20 percent), in line with local practices.

Salary levels are driven by market and competitive conditions and are overseen by the Compensation Committee of the Board of Directors in the case of senior executive salaries, and by the Global Head of Human Resources in most other cases. The Compensation Committee and the Global Head of Human Resources are responsible for establishing compensation arrangements that allow the company to retain, attract, and motivate employees.

Mettler-Toledo International Inc.	32	2024 Proxy Statement

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table(1)

Name and Principal Position	Year	Base Salary ($)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Patrick Kaltenbach(2)	2023	1,001,001	2,468,360	4,436,956	155,155	355,864	8,417,336
President and Chief	2022	945,390	1,414,265	2,826,089	711,406	437,069	6,334,219
Executive Officer	2021	832,373	3,611,726	5,721,581	1,330,216	354,489	11,850,385
Shawn P. Vadala	2023	450,000	485,421	970,372	93,375	27,900	2,027,068
Chief Financial Officer	2022	428,000	469,612	939,792	304,328	29,525	2,171,257
	2021	404,000	440,560	880,897	595,092	27,325	2,347,874
Marc de La Guéronnière	2023	283,980	369,582	740,757	91,552	67,566	1,553,437
Head of EU and NA	2022	274,897	366,460	733,933	208,616	63,467	1,647,373
	2021	270,761	359,765	720,918	355,077	63,467	1,769,988
Gerhard Keller	2023	353,687	169,897	339,431	36,837	171,301	1,071,153
Head of Process Analytics	2022	345,762	168,300	335,640	200,990	5,848	1,056,540
	2021	342,009	163,114	326,033	516,741	52,998	1,400,895
Richard Wong	2023	387,902	175,414	349,414	57,551	57,922	1,028,203
Head of Asia and Pacific	2022	376,825	168,300	335,640	263,641	32,975	1,177,381

(1)All amounts shown were paid in Swiss francs, except amounts paid to Mr. Vadala and U.S. Tax equalization payments, which were paid in U.S. dollars, amounts paid to Mr. de La Guéronnière, which were paid in Euros, and amounts paid to Mr. Wong, which were paid in Singapore dollars. For purposes of this table, all amounts paid in Swiss francs were converted to U.S. dollars at a rate of CHF 0.8991 to $1.00, amounts paid in Euros were converted to U.S. dollars at a rate of EUR 0.9248 to $1.00, and amounts paid in Singapore dollars were converted to U.S. dollars at a rate of SGD 1.3428 to $1.00, in each case the respective average exchange rate in 2023.

(2)Mr. Kaltenbach’s 2021 compensation, as displayed in the Summary Compensation Table above, includes January 2021 equity grants for partial replacement compensation related to his prior employment, and pro rata equity grants for fiscal year 2021 upon his assumption of CEO responsibilities in April 2021, both of which were extraordinary one-time grants related to the company’s recent CEO transition. Excluding these grants, which is necessary for a proper understanding of Mr. Kaltenbach’s ordinary compensation structure, Mr. Kaltenbach’s total compensation in 2021 was $6,517,945, consisting of $832,373 in base salary, $1,333,876 in stock awards, $2,666,991 in option awards, $1,330,216 in non-equity incentive plan compensation, and $354,489 in all other compensation. Mr. Kaltenbach’s 2023 compensation, as displayed in the Summary Compensation Table above, includes a one-time equity grant, which is discussed more fully in the Compensation Program Elements – Long-Term Incentives section above. This one-time equity grant included performance options with a grant date fair value of $1,499,883 and restricted stock units with a grant date fair value of $999,961. Excluding this one-time grant, which is necessary for a proper understanding of Mr. Kaltenbach’s ordinary compensation structure, Mr. Kaltenbach’s total compensation in 2023 was $5,917,491, consisting of $1,001,001 in base salary, $1,468,399 in stock awards, $2,937,072 in option awards, $155,155 in non-equity incentive plan compensation, and $355,864 in all other compensation.

(3)With respect to Mr. Kaltenbach, this represents the aggregate grant date fair value of restricted stock units he received in January 2021 for partial replacement compensation related to his prior employment, performance share units he received upon assuming CEO responsibilities in April 2021 that were pro rata for fiscal year 2021, performance share units he received in November 2021 as part of the company’s ordinary grant cycle, restricted stock units he received in November 2023 and which are more fully discussed in the Compensation Program Elements – Long-Term Incentives section above, and performance share units he received in November 2023 as part of the company’s ordinary grant cycle. For all other values in this column, this represents the aggregate grant date fair value of performance share units each individual received during the company’s ordinary grant cycle. Grant date fair values in all cases are computed in accordance with ASC 718. The valuation assumptions associated with such awards are discussed in Note 12 to the company’s consolidated financial statements included in the Form 10-K for the fiscal year ending

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December 31, 2023. The following table lists the value of each officer’s performance share unit awards assuming the highest level of performance conditions will be achieved:

Name	Month/Year (MM/YYYY)	Maximum Value of PSU Award ($)
	11/2023	2,936,798
Patrick Kaltenbach	11/2022	2,828,530
	04/2021	1,555,900
	11/2021	2,667,753
	11/2023	970,842
Shawn P. Vadala	11/2022	939,224
	11/2021	881,121
	11/2023	739,164
Marc de La Guéronnière	11/2022	732,920
	11/2021	719,531
	11/2023	339,795
Gerhard Keller	11/2022	336,600
	11/2021	326,228
Richard Wong	11/2023	350,827
	11/2022	336,600

(4)Represents the aggregate grant date fair value of stock option awards for each individual computed in accordance with ASC 718. The valuation assumptions associated with such awards are discussed in Note 12 to the company’s consolidated financial statements included in the Form 10-K for the fiscal year ending December 31, 2023. With respect to Mr. Kaltenbach, this includes one-time performance options he received in November 2023 that are more fully discussed in the Compensation Program Elements – Long-Term Incentives section above.

(5)Amounts shown are the annual cash incentive earned under the company’s POBS Plus incentive plan. $159,653 of Mr. Kaltenbach’s 2021 cash incentive was paid in the form of company shares pursuant to the Share Purchase Plan described above.

(6)Includes tax equalization payments and other miscellaneous benefits as set out below. As described in the Compensation Discussion and Analysis above, the individuals do not receive any cash benefit from the tax equalization payments. The principle of the tax equalization is to leave the employee in exactly the same position (i.e., no better and no worse) as if they had not become subject to U.S. Taxation on a portion of their income. As such, the Compensation Committee does not believe it is appropriate to include these tax equalization amounts when determining the employees’ compensation each year or in other calculations of an employee’s compensation, for example when comparing compensation between individuals or across compensation categories. Negative amounts represent payments by the individual to the company, for example as a result of lower Swiss taxes being due by virtue of the U.S. Tax payments.

Miscellaneous personal benefits, none of which individually exceeds $25,000 in value unless otherwise stated, include children allowances, tax equalization calculation, the company’s contribution to certain Swiss insurances beyond what is available to all employees, the value of meals in the company cafeteria, the company’s contributions to individual retirement accounts, and allowances for expenses (in the case of Messrs. Kaltenbach and Keller) and transportation (in the case of Messrs. Vadala, de La Guéronnière, and Wong). In Mr. Kaltenbach’s case, miscellaneous benefits include one-time relocation expenses of $47,810 in 2021. In Mr. Keller’s case, miscellaneous benefits include a one-time service anniversary award of $40,498 in 2021. In Mr. Wong’s case, miscellaneous benefits in 2023 are for a one-time service anniversary award.

Name	Year	Tax Equalization	Retirement Contribution	Swiss Insurance	Allowances	Miscellaneous Benefits
Patrick Kaltenbach	2023	$96,235	$207,723	$25,180	$17,351	$9,375
	2022	180,892	210,531	24,960	17,351	3,335
	2021	70,500	193,513	23,100	16,231	51,145
Shawn P. Vadala	2023	n.a.	17,900	n.a.	10,000	0
	2022	n.a.	19,525	n.a.	10,000	0
	2021	n.a.	17,325	n.a.	10,000	0
Marc de La	2023	n.a.	52,212	n.a.	15,354	0
Guéronnière	2022	n.a.	48,887	n.a.	14,580	0
	2021	n.a.	48,887	n.a.	14,580	0
Gerhard Keller	2023	48,878	87,183	11,518	11,678	12,044
	2022	(114,351)	85,231	10,902	11,678	12,388
	2021	(108,477)	84,305	11,179	11,678	54,313
Richard Wong	2023	n.a.	11,145	n.a.	22,341	24,436
	2022	n.a.	10,634	n.a.	22,341	0

Mettler-Toledo International Inc.	34	2024 Proxy Statement

Grants of Plan-Based Awards

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1) [POBS Plus Cash Incentive]				Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Threshold ($)	Target ($)	Maximum ($)	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Patrick Kaltenbach	0	500,501	1,695,696	11/09/2023	0	1,331	2,662		7,355	1,024.55	4,405,471
				11/09/2023(a)	0	2,504	3,756			1,024.55	1,499,883
				11/09/2023				976			999,961
Shawn P. Vadala	0	202,500	708,750	11/09/2023	0	440	880		2,430	1,024.55	1,455,793
Marc de La Guéronnière	0	128,947	459,910	11/09/2023	0	335	670		1,855	1,024.55	1,110,339
Gerhard Keller	0	160,160	571,238	11/09/2023	0	154	308		850	1,024.55	509,328
Richard Wong	0	175,938	627,513	11/09/2023	0	159	318		875	1,024.55	524,827

(1)Represents the range of cash incentive payments possible under the company’s POBS Plus incentive plan in respect of the 2023 fiscal year. The maximum incentive possible is 169.4% of base salary for Mr. Kaltenbach, 157.5% of base salary for Mr. Vadala, and 160.5% of base salary for the other named officers. The target cash incentive is 50% of base salary for Mr. Kaltenbach and 45% of base salary for the other named officers. The actual incentive earned in each year is included in the “Summary Compensation Table” above.

(2)With respect to the 11/09/2023 grants, represents the range of stock awards possible under grants of performance share units made under the Mettler-Toledo International Inc. 2013 Equity Incentive Plan (Amended and Restated Effective as of May 6, 2021). Based on satisfaction of the performance conditions these awards may increase up to the maximum (200% of the target) or decrease to zero. The number of units actually received will depend on the company’s total shareholder return relative to the total shareholder return of each of the other companies in the S&P 500 Healthcare Index and the S&P 500 Industrials Index. Total shareholder return will be measured over a three-year period beginning on the date of grant. Each unit received will be settled with one share of common stock shortly after the performance period closes. With respect to the 11/09/2023(a) grant to Mr. Kaltenbach, represents the range of stock options possible under a grant of performance options made under the Mettler-Toledo International Inc. 2013 Equity Incentive Plan (Amended and Restated Effective as of May 6, 2021). Based on satisfaction of the performance conditions these awards may increase up to the maximum (150% of the target) or decrease to zero. The number of options actually received will depend on the compound annual organic growth rate measured in local (constant) currency of the company’s sales measured over a four-year period beginning on January 1, 2024.

(3)Restricted stock units granted under the Mettler-Toledo International Inc. 2013 Incentive Plan (Amended and Restated Effective as of May 6, 2021). The restricted stock units vest in three equal annual installments starting on the first anniversary of the date of grant.

(4)Option awards made under the Mettler-Toledo International Inc. 2013 Equity Incentive Plan (Amended and Restated Effective as of May 6, 2021). The option grants vest in five equal annual installments starting on the first anniversary of the date of grant.

(5)The grant date fair value of each award has been computed in accordance with ASC 718. The restricted stock units had grant date fair values of $1,024.55 per share, the company’s closing share price on the date of grant. The performance share units had grant date fair values of $1,103.23 per share. The stock options and performance options had grant date fair values of $399.33 per share. For the performance share units the company used a Monte Carlo model to determine fair value. For the options the company used the Black-Scholes option pricing model, based upon the following assumptions: estimated time until exercise of 6.7 years; a risk-free interest rate of 4.64%; a volatility rate of 27%; and no dividend yield. The actual value of the performance share units and stock options may significantly differ from that calculated by these models, and depends on the company’s relative share price performance and the excess of the market value of the common stock over the exercise price at the time of exercise, respectively.

Mettler-Toledo International Inc.	35	2024 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End

	Option Awards(1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Patrick Kaltenbach							1,381	1,675,098	3,896	4,725,692
	1,846	2,769		$1,233.47	01/25/2021	01/25/2031
	1,924	2,886		$1,175.19	04/01/2021	04/01/2031
	2,634	3,951		$1,484.40	11/04/2021	11/04/2031
	1,263	5,052		$1,225.87	11/03/2022	11/03/2032
	0	7,355		$1,024.55	11/09/2023	11/09/2033
			2,504	$1,024.55	11/09/2023	11/09/2033
Shawn P. Vadala							14	16,981	1,075	1,303,932
	2,030	0		$ 312.36	11/05/2015	11/05/2025
	2,595	0		$ 397.95	11/03/2016	11/03/2026
	1,775	0		$ 671.60	11/02/2017	11/02/2027
	4,040	0		$ 595.31	11/08/2018	11/08/2028
	3,248	812		$ 720.81	11/07/2019	11/07/2029
	1,683	1,122		$1,103.74	11/05/2020	11/05/2030
	870	1,305		$1,484.40	11/04/2021	11/04/2031
	420	1,680		$1,225.87	11/03/2022	11/03/2032
	0	2,430		$1,024.55	11/09/2023	11/09/2033
Marc de La Guéronnière							12	14,556	841	1,020,099
	3,295	0		$ 671.60	11/02/2017	11/02/2027
	3,585	0		$ 595.31	11/08/2018	11/08/2028
	2,864	716		$ 720.81	11/07/2019	11/07/2029
	1,485	990		$1,103.74	11/05/2020	11/05/2030
	712	1,068		$1,484.40	11/04/2021	11/04/2031
	328	1,312		$1,225.87	11/03/2022	11/03/2032
	0	1,855		$1,024.55	11/09/2023	11/09/2033
Gerhard Keller							6	7,278	385	466,990
	316	0		$ 595.31	11/08/2018	11/08/2028
	1,288	322		$ 720.81	11/07/2019	11/07/2029
	666	444		$1,103.74	11/05/2020	11/05/2030
	322	483		$1,484.40	11/04/2021	11/04/2031
	150	600		$1,225.87	11/03/2022	11/03/2032
	0	850		$1,024.55	11/09/2023	11/09/2033
Richard Wong							5	6,065	388	470,628
	1,000	0		$ 595.31	11/08/2018	11/08/2028
	311	311		$ 720.81	11/07/2019	11/07/2029
	215	430		$1,103.74	11/05/2020	11/05/2030
	316	474		$1,484.40	11/04/2021	11/04/2031
	150	600		$1,225.87	11/03/2022	11/03/2032
	0	875		$1,024.55	11/09/2023	11/09/2033

Mettler-Toledo International Inc.	36	2024 Proxy Statement

(1)Each of the options vests ratably over five years starting from the first anniversary of the date of grant, except for the one-time performance options granted to Mr. Kaltenbach with a target award of 2,504 options, which cliff vest after a four-year performance period ending December 31, 2027.

(2)For all named executive officers except Mr. Kaltenbach, includes performance share units (PSUs) granted on November 5, 2020, which vested on January 8, 2024. For Mr. Kaltenbach, includes 405 unvested restricted stock units, which vest ratably over three years from the first anniversary of the January 25, 2021 grant date, and 976 restricted stock units, which vest ratably over three years from the first anniversary of the November 9, 2023 grant date. The market value figures shown above are calculated using the closing share price of $1,212.96 on December 29, 2023.

(3)Includes PSUs that have a three-year performance period from the grant date and vest each January following satisfaction of the performance criteria. Unearned units shown are the target award under each grant. The market value figures shown above are calculated using the closing share price of $1,212.96 on December 29, 2023.

Name	Grant Type	Grant Date	Unearned Units (#)
Patrick Kaltenbach	PSU	04/01/2021	648
	PSU	11/04/2021	875
	PSU	11/03/2022	1,042
	PSU	11/09/2023	1,331
Shawn P. Vadala	PSU	11/04/2021	289
	PSU	11/03/2022	346
	PSU	11/09/2023	440
Marc de La Guéronnière	PSU	11/04/2021	236
	PSU	11/03/2022	270
	PSU	11/09/2023	335
Gerhard Keller	PSU	11/04/2021	107
	PSU	11/03/2022	124
	PSU	11/09/2023	154
Richard Wong	PSU	11/04/2021	105
	PSU	11/03/2022	124
	PSU	11/09/2023	159

Option Exercises and Stock Vested in Fiscal 2023

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Net Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Patrick Kaltenbach	—	—	405	620,286
Shawn P. Vadala	1,780	2,084,433	992	1,444,759
Marc de La Guéronnière	—	—	876	1,275,815
Gerhard Keller	474	436,057	394	573,826
Richard Wong	1,363	754,630	380	553,436

Payments Upon Termination or Change in Control

The named executive officers are not entitled to any payment upon a change in control or upon termination of employment, regardless of the type of termination.

The company may terminate the employment of each of the named executive officers after giving the requisite 6-12 months’ notice. Named executive officers continue receiving their base salary, cash incentive, and benefits during the contractual notice period. Equity grants continue to vest as scheduled so long as an individual remains employed. Named executive officers forfeit unvested equity grants, and vested equity grants in a termination for cause, on the last day of employment.

Equity grants to the named executive officers do not accelerate and do not vest automatically upon a change in control.

Mettler-Toledo International Inc.	37	2024 Proxy Statement

Pay Versus Performance

Year	Summary Compensation Table Total for PEO ($)(1) (2)		Compensation Actually Paid to PEO ($)(2) (3)		Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($)(4)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($)(5)	Value of Initial Fixed $100 Investment Based On:		Net Income ($, in thousands)(7)	Adjusted Non-GAAP Earnings Per Share ($)(8)
							Total Shareholder Return	Peer Group Total Shareholder Return(6)
(a)	(b)		(c)		(d)	(e)	(f)	(g)	(h)	(i)
	PEO – 1	PEO – 2	PEO – 1	PEO – 2
2023	8,417,336	n.a.	4,548,601	n.a.	1,419,965	291,225	152.90	143.47	788,778	38.26
2022	6,334,219	n.a.	4,494,002	n.a.	1,513,138	1,143,340	182.21	152.08	872,502	39.39
2021	11,850,385	760,178	15,607,029	17,145,953	1,922,353	4,256,302	213.95	194.05	768,985	33.61
2020	n.a.	6,419,153	n.a.	17,892,910	1,715,889	3,145,756	143.67	139.57	602,739	25.57

(1)	The dollar amounts reported in column (b) are the amounts of total compensation reported for our Principal Executive Officer(s) for each corresponding year in the “Total” column of the Summary Compensation Table.

(2)	In 2021, the company had two Principal Executive Officers (PEO). Olivier Filliol (PEO – 2, in the table above) was the PEO until April 1, 2021, and during all prior periods shown. Patrick Kaltenbach (PEO – 1, in the table above) is the PEO since April 1, 2021.
(3)	The dollar amounts reported in column (c) represent the “Compensation Actually Paid” to the applicable PEO for the corresponding year. Compensation Actually Paid is calculated pursuant to the requirements of Item 402(v) of Regulation S-K, adjusting Summary Compensation Table totals to reflect equity award valuation changes at certain points over time. It does not reflect dollar amounts actually paid to our PEOs.

The equity award adjustments for 2023 include the addition (or subtraction, as applicable) of the following, as shown in the table below:

Year	Reported Summary Compensation Table Total for PEO ($)	Reported Value of Equity Awards ($)	Year End Fair Value of Equity Awards Granted ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Change in Fair Value of Equity Awards granted in Prior Years that Vested in the Year ($)	Compensation Actually Paid to PEO ($)
PEO – 1
2023	8,417,336	6,905,316	8,146,190	(4,993,028)	(116,581)	4,548,601

The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year. The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; and (iii) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

(4)	The dollar amounts reported in column (d) represent the average of the amounts reported for the company’s named executive officers (NEOs) as a group (excluding the PEOs) in the “Total” column of the Summary Compensation Table in each applicable year. The non-PEO NEOs were Shawn P. Vadala, Marc de La Guéronnière, and Gerhard Keller for all periods shown above. For 2020 and 2021, Peter Aggersbjerg, the Head of Divisions during those periods, was also an NEO. For 2022 and 2023, Richard Wong is also an NEO.
(5)	The dollar amounts reported in column (e) represent the average amount of “Compensation Actually Paid” to the NEOs as a group (excluding the PEOs) for the corresponding year. Compensation Actually Paid is calculated pursuant to the requirements of Item 402(v) of Regulation S-K, adjusting Summary Compensation table totals to reflect equity award valuation changes at certain points over time. It does not reflect dollar amounts actually paid to our NEOs. The NEOs included for purposes of these calculations are described in footnote 4.

Mettler-Toledo International Inc.	38	2024 Proxy Statement

The equity award adjustments for 2023 include the addition (or subtraction, as applicable) of the following, as shown in the table below:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Reported Value of Equity Awards ($)	Average Year End Fair Value of Equity Awards Granted ($)	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Average Change in Fair Value of Equity Awards granted in Prior Years that Vested in the Year ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2023	1,419,965	900,071	1,069,973	(1,229,714)	(68,928)	291,225
(6)	Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: SIC Code 3826 Index – Laboratory Analytical Instruments.
(7)	The dollar amounts reported represent the amount of net income reflected in the company’s audited financial statements for the applicable year.
(8)	While the company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the company’s compensation programs, the company has determined that non-GAAP earnings per share is the financial performance measure that, in the company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the company to link compensation actually paid to the company’s NEOs (including the PEOs), for the most recently completed fiscal year, to company performance.

Adjusted earnings per share (EPS) is a non-GAAP measure. For 2023, excludes purchased intangible amortization (net of tax) of $20.5 million and restructuring charges (net of tax) of $26.5 million. Adjusted EPS also was increased to restate our actual tax rate to our budgeted tax rate before non-recurring items. For 2022, excludes purchased intangible amortization (net of tax) of $19.8 million, acquisition transaction costs (net of tax) of $0.7 million, and restructuring charges (net of tax) of $7.8 million. Adjusted EPS also was reduced in 2022 to restate our actual tax rate to our budgeted tax rate before non-recurring items and exclude operating results not considered in the target. For 2021, excludes purchased intangible amortization (net of tax) of $16.3 million, acquisition charges (net of tax) of $8.2 million pertaining to increased contingent consideration and transaction costs, and restructuring charges (net of tax) of $4.2 million. Adjusted EPS also was reduced in 2021 to restate our actual tax rate to our budgeted tax rate before non-recurring items and exclude operating results not considered in the target. For 2020, excludes restructuring charges (net of tax) of $8.5 million, and purchased intangible amortization (net of tax) of $11.2 million. Adjusted EPS also was reduced $0.15 per share in 2020 for an adjustment to restate our actual tax rate to our budgeted tax rate before non-recurring items.

Most Important Financial Performance Measures

The most important financial performance measures used by the company to link executive compensation actually paid to the company’s NEOs (including the PEOs), for the most recently completed fiscal year, to the company’s performance are as follows:

Most Important Measures for Determining NEO Pay
Non-GAAP earnings per share
Net cash flow
Group sales at budgeted currency rates
Total shareholder return relative to the S&P 500 Healthcare Index and the S&P 500 Industrials Index

Analysis of the Information Presented in the Pay Versus Performance Table

We deploy a mix of short- and long-term incentives to our named executive officers to ensure compensation aligns with performance. We list the performance measures most important to achieving this alignment in the table above. We discuss each measure, and its role in determining named executive officer compensation, more fully in the earlier Compensation Discussion and Analysis section titled Compensation Program Elements.

The charts below describe, during the four-year period between January 1, 2020 and December 31, 2023, the relationship between “Compensation Actually Paid,” which is derived from calculations mandated by Item 402(v) of Regulation S-K, and certain financial performance metrics. During this period, the company’s financial performance has improved as a percentage of 2020, while Compensation Actually Paid has decreased compared to 2020.

Mettler-Toledo International Inc.	39	2024 Proxy Statement

Compensation Actually Paid and Cumulative TSR

100%
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
2020
2021
2022
2023
PEO Compensation Actually Paid
NEO Compensation Actually Paid
Cumulative TSR

Compensation Actually Paid and Net Income

100%
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
2020
2021
2022
2023
PEO Compensation Actually Paid
NEO Compensation Actually Paid
Net Income

Mettler-Toledo International Inc.	40	2024 Proxy Statement

Compensation Actually Paid and Adjusted non-GAAP Earnings Per Share

100%
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
2020
2021
2022
2023
PEO Compensation Actually Paid
NEO Compensation Actually Paid
Adjusted EPS

Cumulative TSR of the Company and Cumulative TSR of the Peer Group

The following chart describes the relationship between our TSR and that of our peer group: the SIC Code 3826 Index – Laboratory Analytical Instruments, assuming an investment of $100.00 on December 31, 2019.

$250
$200
$150
$100
$50
$0
2019-01-01
2020-01-01
2021-01-01
2022-01-01
2023-01-01
METTLER TOLEDO
SIC Code 3826 Index

Mettler-Toledo International Inc.	41	2024 Proxy Statement

Compensation Committee Report

The Compensation Committee assists the board in reviewing and monitoring the compensation of the company’s executives. The Compensation Committee operates pursuant to a written charter, a copy of which can be found on the company’s website at www.mt.com under “About Us / Investor Relations / Corporate Governance.”

The Compensation Committee is responsible for establishing compensation arrangements that allow the company to retain, attract, and motivate employees. The Compensation Committee reviews the company’s total compensation budget and sets the annual compensation of the company’s executive officers, including the Chief Executive Officer. It also evaluates and sets the compensation of the directors. In carrying out its duties, the Compensation Committee receives input and recommendations from the Board Chair, Head of Human Resources, and the Chief Executive Officer regarding the amount and form of executive and director compensation.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. On the basis of such review and discussions, the Compensation Committee recommended to the Board of Directors, and the board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the members of the Compensation Committee:

Thomas P. Salice, Chair
Roland Diggelmann
Richard Francis
Michael A. Kelly

Mettler-Toledo International Inc.	42	2024 Proxy Statement

PROPOSAL 3
Advisory Vote to Approve Executive Compensation

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), the shareholders of the company are entitled to vote at the annual meeting to approve the compensation of the company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K under the Securities Act and the Exchange Act.

As described more fully in the Compensation Discussion and Analysis section of this proxy statement and accompanying tables and narratives, our compensation program consists of three main elements: base salary, an annual cash incentive, and long-term incentive compensation. Our goal is to ensure that the three main elements of compensation are carefully considered and fair, and that executives are motivated to further the interests of shareholders, both short-term and long-term. The company has in the past sought approval from shareholders regarding the incentive plans that we use to motivate, retain, and reward our executives. Those incentive plans, including the POBS Plus Incentive System for Group Management and the 2013 Equity Incentive Plan (Amended and Restated Effective as of May 6, 2021), make up a majority of the pay that the company provides to our executives.

We have a long track record of delivering superior results for our shareholders. In the 20-year period ending December 31, 2023, the company’s total return to shareholders has been 2,774%, compared with 536% for the S&P 500. Our executive compensation programs have played a material role in our ability to drive strong financial results and attract and retain a highly qualified team to run the company.

We believe our executive compensation programs are transparent, consistent with current best practices, appropriately benchmarked to peers, and effective in supporting our company and our business objectives.

■	Our compensation programs are substantially tied to the achievement of key business objectives and to long-term shareholder returns.
■	Both our short-term and our long-term incentives are performance-based. Our short-term incentives include ESG targets.
■	Performance is objectively measured.
■	Targets are set at challenging levels.
■	Stock options granted to executives have a ten-year term and vest over five years, which helps management focus on sustainable and long-term value creation.
■	We carefully monitor the compensation of executives from companies of similar size and complexity to help us to ensure our programs are within the range of market practices.

The company seeks your advisory vote on our executive compensation programs. Shareholder advisory votes on our executive compensation programs will occur annually. After the 2024 Annual Meeting of Shareholders, the next such shareholder advisory vote will occur at the 2025 Annual Meeting of Shareholders. We ask that you support the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying tables and narratives contained in this proxy statement. Because your vote is advisory, it will not be binding on the Board of Directors. However, the board will review the voting results and take such results into consideration when making future decisions regarding executive compensation. An abstention shall not count as a vote cast with respect to this proposal. We ask our shareholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation and disclosure rules of the Securities and Exchange Commission.

Mettler-Toledo International Inc.	43	2024 Proxy Statement

Share Ownership

This table shows how much of the company’s common stock is owned by directors, executive officers, and owners of more than 5% of the company’s common stock as of the record date March 11, 2024 (December 31, 2023 in the case of 5% shareholders):

	Shares Beneficially Owned(1)
Name of Beneficial Owner 5% Shareholders:	Number	Percent
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	2,513,052	11.6%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	2,109,546	9.7%

	Direct	Indirect(2) Number	Total	Percent
Directors:
Robert F. Spoerry(3)	238,537	24,493	263,030	1.23%
Roland Diggelmann	405	112	517	*
Domitille Doat-Le Bigot	161	650	811	*
Elisha W. Finney	316	1,582	1,898	*
Richard Francis	553	2,890	3,443	*
Michael A. Kelly	1,677	3,952	5,629	*
Thomas P. Salice(4)	75,145	5,220	80,365	*
Wolfgang Wienand	49	0	49	*
Ingrid Zhang	73	28	101	*

Named Executive Officers:
Patrick Kaltenbach	1,387	9,552	10,939	*
Shawn P. Vadala	4,914	16,361	21,275	*
Marc de La Guéronnière	888	12,269	13,157	*
Gerhard Keller	6	2,742	2,748	*
Richard Wong	385	1,992	2,377	*

All Directors and Executive Officers as a Group (15 persons):	325,230	89,458	414,688	1.94%

*The percentage of shares of common stock beneficially owned does not exceed one percent of the outstanding shares.

(1)Calculations of percentage of beneficial ownership are based on 21,387,946 shares of common stock outstanding on March 11, 2024. Information regarding 5% shareholders is based solely on Schedule 13Gs filed by the holders. For the directors and officers, the calculations assume the exercise by each individual of all options for the purchase of common stock held by such individual that are exercisable within 60 days of the date hereof.

(2)Represents shares subject to stock options that are exercisable within 60 days.

(3)Includes 221,826 shares held by Mr. Spoerry’s children (with respect to which Mr. Spoerry has beneficial ownership, including full voting and dispositive control) and 10,000 shares held by Mr. Spoerry’s spouse.

(4)Includes 21,555 shares held by a family foundation and over which Mr. Salice shares voting and investment power with his spouse as trustees, and 53,346 shares owned by limited liability companies in which Mr. Salice has voting and investment power. Mr. Salice disclaims beneficial ownership of the shares held by the family foundation and the limited liability companies except to the extent of his pecuniary interests therein.

Mettler-Toledo International Inc.	44	2024 Proxy Statement

Additional Information

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Messrs. Salice, Diggelmann, Francis, and Kelly, none of whom were officers or employees of the company or its subsidiaries or had any relationship requiring disclosure by the company under Item 404 of the Securities and Exchange Commission’s Regulation S-K during 2023. No interlocking relationship exists between the members of Mettler-Toledo’s Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Availability of Form 10-K and Annual Report to Shareholders

The company’s Annual Report to shareholders for the fiscal year ended December 31, 2023, including consolidated financial statements, accompanies this proxy statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

The Annual Report is available on the company’s website at www.mt.com under “About Us / Investor Relations / Annual Report.” Upon written request, the company will furnish, without charge, to each person whose proxy is being solicited a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC. Requests in writing for copies of any such materials should be directed to Investor Relations, Mettler-Toledo International Inc., 1900 Polaris Parkway, Columbus, Ohio 43240-2020, USA, telephone +1 614 438 4794.

Electronic Delivery of Annual Report and Proxy Statement

If you wish to receive future annual reports, proxy statements and other materials, and shareholder communications electronically via the Internet, please follow the directions on your proxy card for requesting such electronic delivery. An election to receive materials electronically will continue until you revoke it. You will continue to have the option to vote your shares by mail, by telephone, or via the Internet.

How to Submit Shareholder Proposals

Shareholders may present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. To be considered, proposals must be submitted on a timely basis. In accordance with the provisions of Rule 14a-8 under the Exchange Act, we must receive proposals to be included in the Company’s proxy statement for next year’s annual meeting no later than November 19, 2024. Proposals and questions related thereto should be submitted in writing to the Secretary of the company. Proposals may be included in the proxy statement for next year’s annual meeting if they comply with certain rules and regulations promulgated by the SEC and in connection with certain procedures described in our by-laws, a copy of which may be obtained from the Secretary of the company. Any proposal submitted outside the processes of these rules and regulations will be considered untimely for the purposes of Rule 14a-4 and Rule 14a-5.

As a separate and distinct matter from proposals under Rule 14a-8, in accordance with our by-laws, in order for other business to be properly brought before the next annual meeting by a stockholder, including nominations of candidates for election as directors, a stockholder’s notice must be delivered to and received by the Company at the principal executive offices of the company, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary date of the previous year’s annual meeting. Therefore, we must receive notice of such a proposal for next year’s annual meeting no earlier than the close of business on January 9, 2025 and no later than the close of business on February 8, 2025. However, in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholders must be received by the later of the close of business on (i) the date ninety (90) days prior to such meeting date or (ii) the tenth (10th) day following the date on which public announcement or disclosure of the date of such meeting is first made by the company.

Expenses of Solicitation

The cost of soliciting proxies will be borne by the company. In addition to the solicitation of proxies by use of the mail, some of our officers, directors, and employees, none of whom will receive additional compensation therefore, may solicit proxies in person or by Internet or other means. As is customary, we will, upon request, reimburse brokerage firms, banks, trustees, nominees, and other persons for their out- of-pocket expenses in forwarding proxy materials to their principals.

Mettler-Toledo International Inc.	45	2024 Proxy Statement

Delivery of Documents to Shareholders Sharing an Address

If you are the beneficial owner, but not the record holder, of shares of METTLER TOLEDO stock, your broker, bank, or other nominee may only deliver one copy of this proxy statement and our 2023 annual report to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2023 annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report should submit this request by writing to Investor Relations, Mettler-Toledo International Inc., 1900 Polaris Parkway, Columbus, OH 43240, USA or by calling +1 614 438 4794. Shareholders sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future should contact their broker, bank, or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

Other Matters

We know of no other matter to be brought before the annual meeting. If any other matter requiring a vote of the shareholders should come before the meeting, it is the intention of the persons named in the proxy to vote the proxies with respect to any such matter in accordance with their reasonable judgment.

METTLER-TOLEDO INTERNATIONAL INC.

VOTE

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You may vote online or by phone instead of mailing this card.

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Go to **www.investorvote.com/MTD** or scan the QR code — login details are located in the shaded bar below.

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Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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2024 Annual Meeting Proxy Card

1. ELECTION OF DIRECTORS

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
1.1 - Roland Diggelmann	☐	☐	☐	1.4 - Richard Francis	☐	☐	☐	1.7 - Wolfgang Wienand	☐	☐	☐
1.2 - Domitille Doat-Le Bigot	☐	☐	☐	1.5 - Michael A. Kelly	☐	☐	☐	1.8 - Ingrid Zhang	☐	☐	☐
1.3 - Elisha W. Finney	☐	☐	☐	1.6 - Thomas P. Salice	☐	☐	☐				

1 U P X

03XL0B

1.1 - Roland Diggelmann 1.2 - Domitille Doat-Le Bigot 1.3 - Elisha W. Finney 1.4 - Richard Francis 1.5 - Michael A. Kelly 1.6 - Thomas P. Salice 1.7 - Wolfgang Wienand 1.8 - Ingrid Zhang For Against Abstain For Against Abstain For Against Abstain 1 U P X Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03XLRB + + Proposals — The Board of Directors recommend a vote FOR A all the nominees listed, and FOR Proposals 2 and 3. 2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM 3. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION 1. ELECTION OF DIRECTORS For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q 2024 Annual Meeting Proxy Card For Against Abstain METTLER-TOLEDO INTERNATIONAL INC.

Notice of 2024 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — May 9, 2024 The undersigned hereby appoints Robert F. Spoerry and Shawn P. Vadala, and each of them, Proxies for the undersigned, each with the power of substitution, to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Mettler-Toledo International Inc. to be held on May 9, 2024 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the Proxies according to the directions marked on the reverse side. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Proxy - Mettler-Toledo International Inc. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q You can view the 2023 Annual Report to Stockholders and the 2024 Proxy Statement on the Internet at: www.mt.com/proxyonline